       As Filed With the Securities and Exchange Commission on April 25, 2000
                                         Registration Statement No. 333-34462
=============================================================================
                                 UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              AMENDMENT NO. 1 TO
                                   FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              eCom eCom.com, inc.
                (Name of small business issuer in its charter)

    Florida                              7940                     65-0538051
(State or jurisdiction       (Primary Standard           (I.R.S. Employer
 of incorporation or       Industrial Code Number)    Identification Number)
 organization)

                           3801 PGA Boulevard, Suite 1001
                          Palm Beach Gardens, Florida 33410
                                  (561) 622-4395
   (Address and telephone number of issuer's principal executive offices)

                                David J. Panaia
                           3801 PGA Boulevard, Suite 1001
                          Palm Beach Gardens, Florida 33410
                                  (561) 622-4395
             (Name, address and telephone number of agent for service)

Approximate date of proposed sale to public: As soon as the registration statement is effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE
=============================================================================
                                                   Proposed
                                      Estimated    Maximum
Title of Each                         offering     Aggregate    Amount of
Class of Securities    Amount to be   Price        Offering     Registration
to be Registered       Registered(1)  Per Unit(2)  Price        Fee
----------------------------------------------------------------------------
Common Stock,
$.0001 par value        4,000,000     $2.25        $9,000,000    $2,376.00

Common Stock(3)
underlying Selling
Shareholder Warrants      320,000     $2.48        $  793,600    $  209.51

Common Stock(4)
underlying Selling
Shareholder Warrants      490,000     $2.50        $1,225,000    $  323.40

                                                     TOTAL       $2,908.91
=============================================================================

(1) In the event of a stock split, stock dividend or similar transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2) In accordance with Rule 457(c), the aggregate offering price of shares of Common Stock of the Registrant (sometimes referred to herein as the "Company") is estimated solely for purposes of calculating the registration fees payable pursuant hereto, as determined in accordance with Rule 457(c), using the average of the high and low sales price reported by the OTC Bulletin Board for the Common Stock on April 6, 2000, which was $2.25 per share and, with respect to shares of Common Stock of the Company issuable upon exercise of outstanding warrants, the higher of (i) such average sales price or (ii) the exercise price of such warrants.

(3) Represents shares of Common Stock issuable to Swartz Private Equity, LLC (the "Selling Shareholder") upon exercise of outstanding warrants issuable to the Selling Shareholder pursuant to the Amended and Restated Investment Agreement between the Company and Swartz Private Equity, LLC (the "Investment Agreement"). Pursuant to the terms of the Investment Agreement, the Company is required to issue to the Selling Shareholder warrants to purchase a number of shares of Common Stock equal to 8% of the number of Shares sold to the Selling Shareholder at exercise prices equal to 110% of the market price of the Company's Common Stock on the Purchase Period End Date (as defined in the Investment Agreement). The exercise price is subject to adjustment every six
(6) months and is tied to the average closing bid at the time of adjustment.

(4) Represents shares of Common Stock issuable to Swartz Investments, LLC (the "Selling Shareholder") upon exercise of outstanding warrants issuable to the Selling Shareholder pursuant to the Investment Agreement. Pursuant to the Investment Agreement, the Company issued warrants to purchase up to 490,000 shares of Common Stock at an exercise price of $2.50. The warrants were issued in April 1999, and the exercise price was based on the average closing bid for the five days after April 11, 1999. The exercise price is subject to adjustment every six (6) months and is tied to the average closing bid at the time of adjustment.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                                                                    PROSPECTUS

                             eCom eCom.com, inc.



     This Prospectus relates to the resale, from time to time, of up to 4,810,000 shares of Common Stock of eCom eCom.com, inc. ("we," "us" or "eCom") by Swartz Private Equity, LLC ("Swartz"). This Prospectus has been prepared for the purpose of registering the shares offered by this Prospectus under the Securities Act of 1933, as amended, to allow for future sales by Swartz to the public without restriction. All or a portion of the shares offered by this Prospectus may be offered for sale, from time to time, by Swartz for its own benefit, pursuant to this Prospectus, in one or more private or negotiated transactions, in open market transactions on the OTC Bulletin Board, in settlement of short sale transactions, in settlement of options transactions, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such market prices, at negotiated prices, or otherwise. See "Plan of Distribution."

     Of the 4,810,000 shares of Common Stock offered hereby:

     - up to 4,000,000 shares may be issued to Swartz pursuant to the terms of an Investment Agreement dated as of May 13, 1999 between us and Swartz Private Equity, LLC, a Georgia limited liability company; and

     - up to an additional 810,000 shares may be issued to Swartz upon exercise of warrants issuable to Swartz pursuant to the Investment Agreement. See "The Investment Agreement."

     Swartz is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the sale of the shares of Common Stock offered hereby. Swartz will pay all commissions, transfer taxes and other expenses associated with the sale of the shares by it. We will pay the expenses of the preparation of this Prospectus. We have agreed to indemnify Swartz against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. We will not receive any of the proceeds from the sale of the shares of Common Stock sold by Swartz. To the extent that any of the warrants issued or issuable to Swartz are exercised, under certain conditions, pursuant to a cashless exercise by Swartz, we will not receive any proceeds from the exercise of such warrants. See "Plan of Distribution."

     Our Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and is listed on the OTC Bulletin Board under the symbol "ECEC." On April 6, 2000, the last reported sale price of the Common Stock was $1.8125 per share. There are 14,310,675 shares currently issued and outstanding.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANYONE IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THIS OFFERING ENTAILS A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF SHARES PURCHASED HEREUNDER (SEE "RISK FACTORS" AND "DILUTION").

THERE IS NO ENDORSEMENT OR APPROVAL BY ANY STATE SECURITIES COMMISSION OF ANY SECURITIES OFFERED OR THE TERMS OF THIS OFFERING. NO STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR COMPLETENESS OF THIS PROSPECTUS OR ANY SELLING LITERATURE.

     We are currently a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). Reports and information filed with the Commission pursuant to the Exchange Act may be inspected and copied at the Securities and Exchange Commission's public reference facilities at 450 Fifth Street NW, Washington, D.C. 20549. Copies of such reports and information can be obtained from the Commission's Public Reference Section in Washington, D.C. at prescribed rates. They are also available at the Northeast Regional Office of the Commission at 7 World Trade Center, Suite 1300, New York, NY 10048 and at the Midwest Regional Office of the Commission at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Our fiscal year is June 1 to May 31. We will provide shareholders with quarterly reports of operations, including unaudited financial statements. We will provide shareholders with annual reports of operations, including audited financial statements.

THIS OFFERING IS SPECULATIVE AND ENTAILS A HIGH DEGREE OF RISK (SEE "RISK FACTORS"). INVESTORS HEREUNDER WILL INCUR SUBSTANTIAL DILUTION OF THE BOOK VALUE OF THEIR SHARES FROM THE OFFERING PRICE (SEE "DILUTION").

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT (SEE "RISK FACTORS").

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF ECOM AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              PROSPECTUS SUMMARY

     The following is a summary of the pertinent information regarding this Offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. The Prospectus should be read in its entirety, as this summary does not constitute a complete recitation of facts necessary to make an investment decision.

The Offering
------------

Securities Offered       4,000,000 shares of Common Stock, plus an
                         additional 810,000 shares issuable upon exercise of Warrants held by Swartz.

Offering Price           The shares being registered hereunder are being
                         offered by Swartz from time to time at the then current market price.

Common Stock to be       18,310,675 shares; does not include 810,000
 Outstanding after the   shares issuable upon exercise of Warrants
 Offering                held by Swartz.

Dividend Policy          We do not anticipate paying dividends on our
                         Common Stock in the foreseeable future.

Use of Proceeds          The shares offered herein are being sold by
                         Swartz and as such, we will not receive any of the proceeds of the Offering. (See "Use of Proceeds").

Material Risk Factors    This Offering involves a high degree of risk,
                         elements of which include possible lack of profitability, competition, breach of leasing agreements, death or incapacity of management and inadequate insurance coverage. There is a risk to investors due to the speculative nature of this investment, historical losses from operations, a shortage of capital, lack of dividends, dilution factors, control by present shareholders and economic conditions in general.
                         There is a material risk that we may have insufficient funding to engage in any or all of the proposed activities (See "Risk Factors" and "Dilution").


                                 THE COMPANY

     eCom eCom.com, inc. provides an e-commerce infrastructure that enables the small business enterprise to carve its niche in the retail and business to business Internet economy. eCom eCom B2BPlus provides an affordable, user-friendly technological platform and professional resources to facilitate web business development. The eCom eCom SuperHUB gives the web entrepreneur a comprehensive package of on-line tools to generate, execute and fulfill e-commerce transactions.

     eCom is the parent of US Amateur Sports Company, which is the parent of USA Performance Products, Inc. USA Performance Products manufactures and distributes paintball guns and accessories, and has served as a test model for our e-commerce business concepts.

     We were incorporated on June 14, 1994 in the State of Florida under the name US Amateur Sports, Inc., but we changed our name in January 1999 to better reflect our business operations. Our principal offices are located at 3801 PGA Boulevard, Suite 1001, Palm Beach Gardens, Florida 33410, and our phone number is (561) 622-4395.

                                 RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE AND SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO LOSE THE ENTIRE AMOUNT INVESTED. You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we will face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

We have a limited operating history.
------------------------------------

     We were incorporated in June 1994. We have only a limited operating history on which you can base an evaluation of our business and prospects. To date, substantially all of our revenues have been derived from the sale of paintguns and paintgun products. We have yet to achieve profitability. There is no demonstrated public acceptance of the eCom eCom SuperHUB concept or of our role as a business to consumer or business to business e-commerce enabler. As an online commerce company in the early stage of development, we face increased risks, uncertainties, expenses and difficulties. You should consider an investment in our company in light of these risks, uncertainties, expenses and difficulties.

We have incurred significant losses and cannot
predict when, if ever, we will make a profit.
---------------------------------------------

     To date, we have incurred significant losses. As of February 29, 2000, our accumulated deficit was $2,495,521 and our total liabilities exceeded our total assets by $736,020. During the fiscal year ended May 31, 1999 we incurred a net loss of $374,085 on total revenues of $228,613, and during the 1998 fiscal year we incurred a net loss of $143,051 on total revenues of $149,582. For the nine months ended February 29, 2000, we incurred a net loss of $1,575,514 on total revenues of $1,379,444. These losses have resulted primarily from our historical inability to achieve a level of revenues that is sufficient to cover our general operating expenses. We expect to incur additional operating losses in the future unless and until we are able to generate operating revenues sufficient to support expenditures. There is no assurance that sales of our products and services will ever generate sufficient revenues to fund our continuing operations, that we will generate positive cash flow from operations or that we will attain and then continue to make a profit in any future period.

We will need additional funding during the next twelve months.
--------------------------------------------------------------

     We have limited cash resources and need additional capital to pay our operating costs that are in excess of our revenues, increase production and sales of paintball products, implement our eCom eCom SuperHUB and B2BPlus concepts and achieve any subsequent growth of such activities. Based on the rate of our cash operating expenditures and our current plans, we anticipate our cash requirements for the next twelve months may be met primarily from the proceeds to be obtained from puts of our shares to Swartz under the Investment Agreement. However, our ability to obtain funds under the agreement is subject to certain conditions. These conditions include the effectiveness of this registration statement covering the resale of the shares sold under the Investment Agreement and a limitation on our ability to issue shares based on the volume of trading in the Common Stock. Although we are planning to satisfy our future cash requirements from improved product sales, the sale of Internet e-commerce services and advertising, the sale of additional equity securities and debt financing, there can be no assurance that any funds required during the next twelve months or thereafter will be generated from operations or from any of the other potential sources. The lack of additional capital could force us to substantially curtail or cease operations, which would have a material adverse effect on our business. Further, there can be no assurance that any funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on our existing shareholders.

Our audited financial statements and those of Star Dot Marketing, Inc. contain going concern language.
-------------------------------------------------------------------------

         The auditor's report for our financial statements for our fiscal years ended May 31, 1999 and 1998 states that because of our net losses and liquidity problems, there is a concern that we will be unable to continue to operate. The auditor's report for Star Dot Marketing, Inc., a company recently acquired by us, also contains the same language.

Our failure to manage future growth could harm us.
--------------------------------------------------

     We currently are experiencing a period of significant expansion in our staffing requirements, facilities and infrastructure and we anticipate that further expansion will occur. This expansion has placed, and we expect it will continue to place, a significant strain on our management, operational and financial resources. The areas that are put under severe strain by our rate of growth include the following:

     - Our current lack of capital. We do not have sufficient capital at the present time to implement our business plan, to accomplish acquisitions of operating businesses or useful technologies, or to fund the growth of our core business. Our inability to obtain capital on commercially reasonable terms could be extremely detrimental to our future operations.

     - The Websites. We anticipate a need to constantly add new hardware, update software and add new engineering personnel to accommodate increased use of our websites. If we are unable to increase the capacity of our systems at least as fast as the growth in demand for this capacity, our websites may become unstable and may cease to operate for periods of time. Unscheduled downtime could harm our business and also could discourage users of our websites and reduce future revenues.

     - Customer Support. If we are unable to hire and successfully train sufficient employees or contractors in the customer support area, users of our websites may have negative experiences and current and future revenues could suffer.

     - Acquisitions. We must be careful to identify and acquire businesses and enter into business relationships that are complimentary to our business plan on terms that are favorable to us. To the extent that we do not fully understand the intricacies of any of the businesses that we are able to acquire (or those businesses with whom we enter into business relationships), it is possible that we could make mistakes that would be extremely costly to us.

We will be dependent on key personnel.
--------------------------------------

     Although current management has had experience in the development and operation of other businesses, it does not have prior experience in establishing or operating either an e-commerce or a manufacturing business. We will need to retain experienced management for these segments of the business. The loss of the services of any of our executive officers or other key employees could harm our business. We do not have long-term employment agreements with any of our key personnel and we do not maintain any "key person" life insurance policies.

     The majority of our employees today have been with us less than one year and we expect that our rate of hiring will continue at a high pace. Our future success will depend on our ability to attract, train, retain and motivate highly skilled technical, managerial, marketing and customer support personnel. Competition for these personnel is intense and we may be unable to successfully attract, integrate or retain sufficiently qualified personnel. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations.

     We have traditionally relied on strategic partnerships to fill key positions. The "partner" then becomes an independent contractor and not an employee of eCom. The partner may be paid either in cash or in stock of eCom, or both. Currently, we are understaffed and in order to attract qualified workers we may have to bring in these workers as employees rather than partners. If so, we will incur additional costs in the way of health insurance, unemployment insurance, vacation pay, sick leave and other benefits generally afforded employees. We cannot guarantee that even if we offer qualified workers an employment package that we will be able to secure enough skilled employees to insure the future growth of eCom.

Our stock price has been and may continue to be extremely volatile.
-------------------------------------------------------------------

     The trading price of our Common Stock has been and is likely to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the actual and/or perceived positive and negative attributes of business arrangements that we enter into and of businesses that we are able to acquire, variations in our quarterly operating results, announcements of technological innovations or new services by us or our competitors, conditions or trends in the Internet and online commerce industries, changes in the market valuations of other Internet or online service companies, developments in Internet regulations, unscheduled system downtime, additions or departures of key personnel, sales of our Common Stock or other securities in the open market and other events or factors that may be beyond our control.

     In addition, the trading prices of Internet stocks in general, and ours in particular, have experienced extreme price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies in general (and ours in particular). The valuations of many Internet stocks, including ours, are still extraordinarily high, based on conventional valuation standards such as price to earnings and price to sales ratios. These trading prices and valuations may not be sustained. Negative changes in the public's perception of the prospects of Internet or e-commerce companies are likely to depress our stock price regardless of our results. Other broad market and industry factors may decrease the market price of our Common Stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, also may decrease the market price of our Common Stock. In the past, following declines in the market price of a company's securities, securities class-action litigation often has been instituted against the company. Litigation of this type, if instituted, could result in substantial costs and a diversion of management's attention and resources.

We will need to develop new services, features
and functions in order to expand.
----------------------------------------------

     Right now, we receive substantially all of our revenues from online and telephone sales of paintball products. We plan to expand our operations by developing new or complementary services, products or transaction formats or expanding the breadth and depth of services. We may be unable to expand our operations in a cost-effective or timely manner. Even if we do expand, we may not maintain or increase our overall market acceptance. If we launch a new business or service that is not favorably received by consumers, it could damage our reputation.

      We may pursue strategic relationships with third parties to provide many of our services. By using third parties to deliver these services, we may be unable to control the quality of the services, and our ability to address problems will be reduced if any of these third parties fails to perform adequately. Expanding our operations also will require significant additional developmental expense and will strain our management, financial and operational resources. The lack of market acceptance of any new services could harm our business.

Acquisitions could result in dilution, operating
difficulties and other harmful consequences.
------------------------------------------------

     On January 21, 2000, we executed an agreement to acquire Star Dot Marketing, Inc. We are presently performing our due diligence in anticipation of closing this transaction. See "Business of the Company - Star Dot Marketing."

     We currently do not have any understandings, commitments or agreements with respect to any other material acquisition. If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe are strategically attractive. Integration of an acquired company may require significant management resources that would otherwise be available for ongoing development of our business. Moreover, the anticipated benefits of any acquisition may not be realized. We may be unable to identify, negotiate or finance future acquisitions successfully, or to integrate successfully any acquisitions with our current business. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all. Even if available, this financing may be dilutive.

Insurance and potential liability.
----------------------------------

     We currently maintain property, general liability and product liability insurance, but our liability coverage is limited to single claims of up to $1.0 million. A partially or completely uninsured claim against us, if successful and of sufficient magnitude, could have a material, adverse effect on eCom.

We are controlled by certain shareholders,
executive officers and directors.
------------------------------------------

     Upon completion of this Offering, our executive officers and directors (and their affiliates) will own approximately 24% of our outstanding Common Stock. As a result, they may have the ability to control our company and direct our affairs and business, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and may make some transactions more difficult or impossible without the support of these shareholders. Any of these events could decrease the market price of our Common Stock.

Our Articles of Incorporation allow for indemnification of officers, directors and others and exclude personal liability for directors for breach of fiduciary duty.
-------------------------------------------------------------

     Our Articles of Incorporation provide for the indemnification of our officers, directors, employees and agents. Under certain circumstances, they are indemnified against attorneys' fees and other expenses incurred by them and judgments rendered against them in any litigation to which they become a party arising from their association with or activities on our behalf. We may also bear the expenses of such litigation for any of our officers, directors, employees or agents, upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we may be unable to recoup even if we are entitled to do so.

     Our Articles of Incorporation also exclude personal liability on the part of our directors to us for monetary damages for breach of fiduciary duty, except in certain specified circumstances. Accordingly, we would have a much more limited right of action against our directors than otherwise would be the case. This exclusionary provision does not affect the liability of any director under federal or applicable state securities laws.

A significant number of shares are eligible for sale
and their sale could depress our stock price.
----------------------------------------------------

     We have a significant market overhang on our Common Stock because in the past we have paid many of the people with whom we have done business with restricted shares of our Common Stock instead of cash. Of the amount of restricted stock currently outstanding, approximately 500,000 shares are currently eligible for resale under Securities Act Rule 144 because the people have held the stock for more than a year. Because these people did not have to pay cash for their shares and many of them have their own operating expenses that they need to pay, many of them have been selling their shares (which we believe has had a depressive effect on the market price of our stock in recent weeks). It is likely that these people will continue to sell in the future.

     Sales of substantial amounts of our Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this Offering could depress the market price of our Common Stock. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. In addition to the 14,310,675 shares that were issued and outstanding as of March 31, 2000, we have allocated an additional 1,000,000 shares to an incentive plan (all of which shares have been registered for sale on Form S-8), and we believe that we will issue an additional 901,000 restricted shares in transactions that are currently pending. Of this amount, 675,000 shares will be issued pursuant to the Star Dot Marketing transaction.

You will experience immediate and substantial dilution
in the net tangible book value of the stock you purchase.
----------------------------------------------------------

     The assumed price at which you will purchase shares is substantially higher than the net tangible book value per outstanding share of Common Stock. You will therefore incur immediate and substantial dilution in the net tangible book value of the shares that you purchase. Additional dilution will occur upon the exercise of outstanding options.

Our market for business-to-consumer, business-to-business and person-to-person trading over the Internet is intensely competitive.
------------------------------------------------

     We currently or potentially compete with many other companies. There are a considerable number of companies that market web creation, maintenance and marketing services to other businesses. These other companies include such well-established competitors as Yahoo! which offers tools for do-it-yourself website creation. Some offer free e-commerce sites such as Bigstep.com. Bcentral.com offers business advice and services. VerticalNet is the leader in industry-specific business hubs. There are many other companies that offer a site or a service that competes with an individual component of the SuperHUB and B2BPlus programs. For example, eBay, Amazon.com and numerous smaller auction sites compete with the auction venue of the SuperHUB. America Online, Lycos and Microsoft offer business-to-consumer trading services and classified ad services. Other large companies with strong brand recognition and experience in online commerce, such as Cendant Corporation, QVC, USA Network and large newspaper or media companies, also may seek to compete in these online markets. We are currently not aware of any competitors presently that focus on the small business segment of the e-commerce market and that provide the complete package of resources and services offered by our programs. However, it is likely that, unknown to us, competitors do currently exist within this market sector and that, in the future, increased competition will develop within this market sector. The principal competitive factors in our market include financial backing, volume of transactions and selection of goods, community cohesion and interaction, system reliability, customer service, reliability of delivery and payment by users, brand recognition, website convenience and accessibility, level of service fees, and quality of search tools.

     Most current and many potential competitors have longer company operating histories, larger customer bases and greater brand recognition in other business and Internet markets than we do. Most of these competitors also have significantly greater financial, marketing, technical and other resources. Other online trading services may be acquired by, receive investments from or enter into other commercial relationships with larger, well established and well financed companies. As a result, some of our competitors with other revenue sources may be able to devote more resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to website and systems development than we are able to. Increased competition may result in reduced operating margins, loss of market share and diminished value of our brand. Some of our competitors have offered services for free and others may do this as well. We may be unable to compete successfully against current and future competitors.

     In order to respond to changes in the competitive environment, we may, from time to time, make pricing, service or marketing decisions or acquisitions that could harm our business. New technologies may increase the competitive pressures by enabling our competitors to offer a lower cost service. Some Web-based applications that direct Internet traffic to certain websites may channel potential members to trading services that compete with us.

     We do not currently have any established Internet traffic arrangements with large online services or search engine companies. There can be no assurance that any such arrangements can be negotiated on commercially reasonable terms. Even if these arrangements are made, they may not result in increased usage of our service. In addition, companies that control access to transactions through network access or Web browsers could promote our competitors or charge us substantial fees for inclusion.

Our market for our paintball guns and products is competitive.
--------------------------------------------------------------

     There are a substantial number of manufacturers of known production paintball markers presently in the marketplace, in addition to custom-made markers. Many may be more established and better funded than we are. Some of these competitors include Brass Eagle (formerly Daisy Manufacturing), Tippman,

Kingman, WORR Products, Air Design, National Paintball, 888 Paintball and many other smaller competitors.

We are subject to risks associated with information
disseminated through our Internet service.
---------------------------------------------------

     We currently provide limited online services and plan to expand further into this area. The law relating to the liability of online services companies for information carried on or disseminated through their services is currently unsettled. Claims could be made against online services companies under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. Several private lawsuits seeking to impose liability upon other online services companies currently are pending. In addition, federal, state and foreign legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information. If we become liable for information provided by our members and carried on our service, we could be directly harmed and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources and/or to discontinue certain service offerings. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. As we do not currently carry any liability insurance which covers this type of exposure, any costs incurred as a result of this liability or asserted liability could harm our business.

New and existing regulation of the Internet
could harm our planned business activities.
-------------------------------------------

     We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, it is possible that laws and regulations will be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Those laws that do reference the Internet, such as the recently passed Digital Millennium Copyright Act, have not yet been interpreted by the courts and their applicability and reach are therefore uncertain. In addition, numerous states, including the State of Florida, where we are located, have regulations regarding how "auctions" may be conducted and the liability of "auctioneers" in conducting such auctions. No legal determination has been made with respect to the applicability of the Florida regulations to our business to date and little precedent exists in this area. One or more states may attempt to impose these regulations upon us in the future, which could harm our business.

     Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission also has recently settled a proceeding with one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way we do business or could create uncertainty in the marketplace. This could reduce demand for our services, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our business. In addition, because our services are accessible worldwide, and we intend to facilitate sales of goods to members worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Our failure to comply with foreign laws could subject us to penalties ranging from fines to bans on our ability to offer our services.

     In the United States, companies are required to qualify as foreign corporations in states where they are conducting business. As an Internet company, it is unclear in which states we are actually conducting business.
We currently are qualified to do business only in Florida. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in those jurisdictions.
Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could harm our business.

Our proposed Internet business may be harmed by the listing
or sale of illegal items by the users of our websites.
-----------------------------------------------------------

     The law relating to the liability of providers of online services for the activities of their users on their service is currently unsettled. It is possible that certain goods, such as firearms, other weapons, adult material, tobacco products, alcohol and other goods that may be subject to regulation by local, state or federal authorities, may be listed and traded on our service. We may be unable to prevent the sale of unlawful goods, or the sale of goods in an unlawful manner, by users of our service, and we may be subject to civil or criminal liability for unlawful activities carried out by users through our service. Any costs incurred as a result of liability or asserted liability relating to the sale of unlawful goods or the unlawful sale of goods, could harm our business.

Our proposed Internet business may be harmed by
fraudulent activities on our websites.
-----------------------------------------------

     Our future success in Internet commerce will depend in part upon sellers reliably delivering and accurately representing their listed goods and buyers paying the agreed purchase price. We do not intend to take responsibility for delivery of payment or goods to any user of our service and it is likely that over the course of time we will receive complaints from members who did not receive the purchase price or the goods that were to have been exchanged. While we could suspend the accounts of members who fail to fulfill their delivery obligations to other members, we do not have the ability to require anyone to make payments or deliver goods or otherwise make buyers whole. We do not compensate persons who believe they have been defrauded by our members.

It is also possible that we might receive complaints from buyers as to the quality of the goods purchased. As we are a new company with relatively little market recognition at the present time, any negative publicity generated as a result of fraudulent or deceptive conduct by users of our service could be extremely harmful. If any of our users demand reimbursement from us and threaten legal action against us if no reimbursement is made, any resulting litigation could be costly for us, divert management attention, result in increased costs of doing business, lead to adverse judgments or could otherwise harm our business.

We may be subject to intellectual property litigation.
------------------------------------------------------

     Other third parties may claim in the future that we have infringed their past, current or future technologies. We expect that participants in our markets increasingly will be subject to infringement claims as the number of services and competitors in our industry segment grows. Any claim like this, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on acceptable terms or at all. As a result, any claim like this could harm our business.

The inability to expand our systems may limit our growth.
---------------------------------------------------------

     We will attempt to generate a high volume of traffic and transactions on our websites. The satisfactory performance, reliability and availability of our websites, processing systems and network infrastructure will be critical to our reputation and our ability to attract and retain large numbers of users. Our revenues from the Internet commerce business will depend upon our ability to attract merchants and customers to the websites. As the volume of traffic on our websites increases, we will need to expand and upgrade our technology, transaction processing systems and network infrastructure. We may not be able to accurately project the rate or timing of increases, if any, in the use of our service or to timely expand and upgrade our systems and infrastructure to accommodate any increases.

     We use internally developed systems to operate our service and for transaction processing, including billing and collections processing. We must continually improve these systems in order to accommodate the level of use of our websites. In addition, we may add new features and functionality to our services that would result in the need to develop or license additional technologies. Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume could have adverse consequences. These consequences include unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the members' experience on our service and delays in reporting accurate financial information. Our failure to provide new features or functionality also could result in these consequences. We may be unable to effectively upgrade and expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our business.

System failures could harm our business.
----------------------------------------

     Our future success in the Internet commerce business, and in particular our ability to facilitate trades successfully and provide high quality customer service to our members, will depend on the efficient and uninterrupted operation of our computer and communications hardware and software systems. The computer web servers for operating our service currently are at the offices of Advanced Internet Technologies, Inc. (AIT), a non-affiliated entity located in Fayetteville, North Carolina, and LiteSpeed Technologies, Ltd. of West Palm Beach, Florida. These systems and operations are vulnerable to damage or interruption from hurricanes, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services, and we do not carry any business interruption insurance to compensate us for losses that may occur. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at the AIT or LiteSpeed facilities could result in interruptions in our services. In addition, the failure by our communications providers (MCI, Sprint and ATT) to provide our required data communications capacity could result in interruptions in our service. Any damage to or failure of our systems could result in interruptions in our service. Such interruptions would harm our future revenues and profits if our members believe that our system is unreliable.

Unauthorized break-ins to our service could harm our business.
--------------------------------------------------------------

     Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to complete on-line transactions. In addition, unauthorized persons may improperly access our data.

Our future success is dependent upon the continued growth
of the online commerce market.
---------------------------------------------------------

     The market for the sale of goods over the Internet is a new and emerging market. Assuming we are successful in achieving an acceptable level of market recognition, our future revenues and profits in this market will be substantially dependent upon the widespread acceptance of the Internet and online services as a medium for commerce. Rapid growth in the use of and interest in the Web, the Internet and online services is a recent phenomenon. This acceptance and use may not continue. Even if the Internet is accepted, concerns about fraud, privacy and other problems may mean that a sufficiently broad base of consumers will not adopt the Internet as a medium of commerce. In particular, our websites requires users to make publicly available their e-mail addresses and other personal information that some potential users may be unwilling to provide. These concerns may increase as additional publicity over privacy issues over the Internet increases. Market acceptance for recently introduced services and products over the Internet is highly uncertain, and there are few proven services and products. In order to expand our member base, we must appeal to and acquire consumers who historically have used traditional means of commerce to purchase goods.

Our Internet commerce business will be dependent on the
development and maintenance of the Web infrastructure.
-------------------------------------------------------

     The success of our Internet commerce business will in part depend upon the development and maintenance of the Web infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products such as high speed modems, for providing reliable Web access and services. Because global commerce and the online exchange of information is new and evolving, we cannot predict whether the Web will prove to be a viable commercial marketplace in the long term. If the Web continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements, the Web infrastructure may be unable to support the demands placed on it. In addition, the performance of the Web may be harmed by increased users or bandwidth requirements.

     The Web has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Web usage as well as the level of traffic and the processing of e-commerce transactions on our service. In addition, the Web could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. The infrastructure and complementary products or services necessary to make the Web a viable commercial marketplace for the long term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Web may not become a viable commercial marketplace for services such as those that we offer.

Our Internet commerce business is subject to online security risks.
-------------------------------------------------------------------

     A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. Our security measures may not prevent security breaches. Our failure to prevent security breaches could harm our business. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. Any such compromise of our security could harm our reputation and, therefore, our business. In addition, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We do not carry any insurance to reimburse us for losses caused by security breaches.

We must keep pace with rapid technological change to remain competitive.
-------------------------------------------------------------------

     The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and enhancements and changing customer preferences.

     The demands created by these market characteristics are increased by the emerging nature of the Internet and the apparent need of companies from a multitude of industries to offer Web-based products and services. Our future success in the Internet commerce business therefore will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service. Our failure to adapt to such changes would harm our business. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our services or infrastructure.

Our business may be subject to sales and other taxes.
-----------------------------------------------------

     We do not collect sales or other similar taxes on goods sold through our Internet service. One or more states may seek to impose sales tax collection obligations on companies such as ours that engage in or facilitate online commerce. Several proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could diminish our opportunity to derive financial benefit from our activities. The U.S. federal government recently enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a period of three years. This tax moratorium will last only for a limited period and does not prohibit states or the Internal Revenue Service from collecting taxes on our income, if any, or from collecting taxes that are due under existing tax rules. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could harm our business.

No Dividends.
-------------

     To date, we have not paid any dividends on our Common Stock and we do not intend to declare any dividends in the foreseeable future. Any future profits will be reinvested in our Company to attempt to expand its business operations.

Related Party Transactions.
---------------------------

     Certain transactions to which we are a party and certain matters affecting us have or will result in a material benefit to certain of our directors and executive officers, or may create conflicts of interest.
Certain of the proceeds to be obtained from puts of our shares to Swartz under the Investment Agreement will be paid to affiliates in the form of salaries, payment for legal fees, and repayment of bridge financing. See "Related Party Transactions."


                       BUSINESS OF THE COMPANY

The Company
-----------

     eCom eCom.com, inc. ("eCom") and its direct and indirect wholly-owned subsidiaries, US Amateur Sports Company ("USASC") and USA Performance

Products, Inc. ("USAPP") combined, are usually referred to as "we", "us" or "eCom". We are located at 3801 PGA Boulevard, Suite 1001, Palm Beach Gardens, Florida 33410, and our telephone number is (561) 622-4395.

     We provide the e-commerce infrastructure that enables the small business enterprise to carve its niche in the retail and business to business Internet economy. Built on this infrastructure, the eCom eCom SuperHUB is an on-line marketplace with multiple venues designed for business to consumer, business to business and person to person Internet trading. Our B2BPlus services focus on website design, maintenance and marketing services for small businesses. Our mission is to make it possible for start-up, small and home-based businesses to compete within an e-commerce market that is projected by Forrester Research to top $1.3 trillion by the year 2003.

     We are the parent of US Amateur Sports Company (USASC), which in turn is the parent of USA Performance Products, Inc. (USAPP). USASC owns the rights to: (1) the All American Bowl, a high school football all-star game, last played in 1997, when it was broadcast to over 40 million households; (2) the ProCard/ComCard, a prepaid phone card concept; and (3) USA SportsNet, a developmental project. USA SportsNet is planned to be an Internet portal for access to sports information, products and services with a focus on amateur athletes and local sports organizations. It currently offers the NAYSI on-line correspondence course for those who volunteer to coach youth sports. USAPP manufactures and distributes paintball guns and accessories, and served as a test model for our e-commerce business concepts.

     We recently executed an agreement to acquire Star Dot Marketing, Inc.
(SDMI) which offers a complete line of guaranteed authentic, hand-signed sports memorabilia and other sports products. We are currently performing our due diligence review of SDMI in anticipation of closing this transaction. We currently estimate that the transaction will close by the end of the first calendar quarter.

     We were incorporated on June 14, 1994 in the State of Florida and were originally named US Amateur Sports, Inc. ("USAS"). Our initial plans included the development of a sports complex dedicated to amateur athletes and the development of a sports training and fitness complex. We were unable to raise sufficient capital to develop these concepts. However, the marketing program proposed to promote the business of these concepts included use of the Internet based on early recognition of the marketing power inherent in this medium and the low cost of entry. In seeking to capitalize on use of the Internet, our management proposed to develop the USA SportsNet concept. We also acquired rights to the Viper M1 paintball marker and related assets with the intention to market paintball products over the Internet. This led to formation of the USAPP subsidiary.

     Our experience in marketing the Viper M1 over the Internet confirmed our management's belief that focus on electronic commerce would provide the greatest opportunity for future development of our business, and on January 27, 1999, we changed our name to eCom eCom.com, inc. in the belief that this name more accurately reflects the nature of our intended core business, electronic commerce. US Amateur Sports Company then became a wholly-owned subsidiary of ECOM, and USA Performance Products, Inc. became a wholly-owned subsidiary of US Amateur Sports Company. In addition, the assets of the USA SportsNet business unit were transferred into US Amateur Sports Company.

     The purpose of these changes was to provide a structure that would maximize our ability to pursue certain e-commerce concepts that extend beyond the amateur sports market.

     Investors are warned that our business strategy includes a novel use of the Internet, and despite the recent success of other Internet-related companies, there can be no assurance that we will be successful.

Electronic Commerce
-------------------

     The Internet is growing to become a part of everyday life in the world of commerce. Our strategy is to capitalize on the need to facilitate commerce through the use of the Internet. This strategic emphasis has caused our company to evolve into three operating units. The eCom eCom SuperHUB is a marketplace with multiple venues designed for business to consumer, business to business and person to person Internet trading. "B2BPlus" is focused on business to business website design, maintenance and marketing services. A third unit is comprised of the operations of US Amateur Sports Company and its subsidiaries.

     Although the SuperHUB and B2BPlus are separate operating units, they provide complementary services designed to facilitate web business development. B2BPlus is a package of on-line tools and professional resources that enable the entrepreneur who is not necessarily web-savvy to establish and promote his business on the Internet. The SuperHUB provides a portal to funnel traffic to the business within a marketplace that includes an on-line mall in addition to auction, barter and classified ad venues. The combined resources of B2BPlus and the SuperHUB enable us to fulfill our motto, "B2B from A to Z. No experience needed."

B2BPlus Services
----------------

     B2BPlus is designed to simplify the process of establishing and operating a web business by leading the business client through step-by-step instructions to develop his website and draw customers to his virtual store. The new site can be hosted on the eCom domain, or we can assist our client to register a unique domain address (URL) that can be hosted on our server. The client chooses between our Fast Start Up Program (FSU) or our more comprehensive e-Connect Program (e-Connect).

     FSU is available for business owners who wish to create a web presence quickly with minimal cost. The following services are provided for an annual charge of $99:

     - Creation of a web page with a unique URL and e-mail address or with a direct link to the client's existing URL.

     - Right to unlimited use of the SuperHUB's auction, classified and barter venues and a one-year listing in the SuperHUB's searchable directory.

     - Access to the B2BPlus resource page which provides helpful information such as an advertising guide, state tax information, travel resources, etc.

     For a base fee of $89 per month (with additional charges assessed when the client opts for certain value-added services), e-Connect combines the features of FSU with the powerful web-based tools of the iHOST Pro Site Wizard. The client receives:

     - Sophisticated website development tools with customized colors, graphics and logos.

     - Browser-based storefront construction with the ability to add products individually or import a large number of products from existing databases.

     - Shopping cart and secure credit card transactions with real time authorization.

     - Submission to listings and search engines using key words and key word searching to facilitate user interaction with the site.

     - Use of back-office software for product management and fulfillment support.

     -    Graphical site usage reports.

     - Editing capability to dynamically manage text, images and page organization.

     After construction of the on-line business has been completed, our client is eligible to join other merchants in the SuperHUB's on-line mall.

eCom eCom SuperHUB
------------------

     The SuperHUB is a marketplace composed of a merchant mall and an auction site combined with venues for advertising and trading through classified ad and barter formats. A multi-purpose facility, the SuperHUB serves as a portal to bring traffic to a site structured to accommodate trade between businesses
(B2B), between businesses and consumers (B2C) and between consumers themselves
(C2C). Trading through the auction, classified and barter sites is free to all, a feature intended to increase consumer traffic.

     Placement in the eCom eCom SuperHUB Merchant Mall is a significant benefit to new web businesses. The mall currently is an entrance to over sixty-five stores including prominent merchants such as Disney, Hallmark, eToys, The Sharper Image and Office Max. (Through our affiliate program, we receive a percentage of any sales generated when customers patronize participating mall stores.) The mall provides visitors with a search engine and a directory for easy navigation. New web businesses receive equal billing with established retailers when the customer searches the mall. This levels the "e-commerce playing field" in a way that can never be accomplished in traditional retail outlets.

     Use of the auction, classified and barter sites is an added benefit to our merchant clients. The auction site allows anyone with a personal computer to reach potential buyers all over the world to auction off any item to the highest bidder. To auction an item, the seller selects the product category in which he would like the item listed. He can then insert scanned or electronically downloaded photographs of the item plus descriptive text. The seller may optionally elect enhanced selling features, such as bold item headings, for a nominal fee. The auction format is then selected, ranging from the traditional English auction procedure, in which "reserves" (similar to minimum bids) are allowed, to a Dutch auction format, commonly used for selling quantities of like items wherein the items are sold for a single "market" price which is determined using a bid format.

     The classified ad and barter venues are bulletin boards with a world-wide reach, an obvious advantage for the seller who does not wish to restrict the geographical scope of his market to the area of distribution provided by a newspaper. With the growing cost of newsprint advertising, these venues provide an attractive advertising alternative.

     Our new website offering the services of B2BPlus and the eCom eCom SuperHUB was launched at www.ecom.com on February 29, 2000. Preliminary advertising to promote the FSU program has appeared in PC World magazine and in the in-flight magazines of several major airlines. We are following up the leads developed from these advertisements through telemarketing. A major portion of the capital that may be received from our Investment Agreement with Swartz Private Equity (See "The Investment Agreement" on page 24.) will be used to buy advertising space in all media, but we plan to place a heavy emphasis on television. This effort will be led by our Vice President of Operations who recently joined us from Paxson Communications following a twenty-five year career in the television industry.

US Amateur Sports
-----------------

     US Amateur Sports Company (USASC) is a wholly-owned subsidiary of eCom eCom.com, inc. USASC holds several developmental assets and is the parent to our wholly-owned subsidiary, USA Performance Products, Inc.

     USA Performance Products
     ------------------------

     USA Performance Products, Inc. (USAPP) was incorporated in the State of Florida on January 20, 1998 to manufacture and distribute paintball guns and accessories. Through USAPP we introduced the Viper M1, a durable, mid-priced paintball gun with high-priced features, and then used the business unit as an internal test model for our e-commerce concepts.

     Paintball is a sport in which each contestant attempts to remove the other contestants from the game by marking them with a capsule from the paintball marker while at the same time trying to avoid being removed from the game himself. The game can be played either indoors or outdoors and, except for the paintball marker and face mask, it does not require extensive equipment. There are many different ways to play paintball. In general, a player uses the marker to "shoot" at other players or at specific targets. It is most often played as a team event. Some universities have adopted the sport as a course offering for the teaching of team building skills. Corporations view the game as an opportunity for employees to increase leadership and communication skills, to exercise and to have fun. Paintball, conceived in 1981, is played in over 40 countries and has its own annual World Cup event.

     In 1996, we purchased certain assets of Performance Paintball Products, Inc. of Riviera Beach, Florida. These assets consist of inventory, property and equipment, including the tools and dies necessary to manufacture the Viper M1. The assets also include exclusive rights to the related names and technology.

     We initially subcontracted the manufacture and assembly of the Viper M1 paintball products to a company that proved to lack the capacity to produce the paintball marker in quantities sufficient to meet demand. In 1998, we leased approximately 6,000 square feet of commercial space in Riviera Beach, Florida. The creation of an in-house production capability has allowed us to grow to meet demand for the marker.

     Having demonstrated the ability to manufacture the product in-house, our advertising was expanded in mid-1999 to increase penetration of this segment of the paintball market. To date, the majority of Viper M1 sales have been through our e-commerce program. However, we have also contracted for advertising in the leading paintball-related magazines and trade journals.

     The popularity of paintball has created a market for equipment, accessories, clothing and protective gear. To respond to this opportunity, we linked the power of toll-free telecommunications with the global reach of the Internet. In mid-1999, we implemented the use of the toll-free telephone number, 1-800-PAINTBALL, and the Internet address, www.800paintball.com, which leads to USAPP's paintball website. Since the introduction of our plan to use the advertising advantages inherent in the combination of these two forms of electronic commerce, paintball sales have posted an average month to month increase of 35%. Our production is now fully capable of meeting the demand, and we are expanding our customer service staff. To date, substantially all of our revenues have come from the sale of paintball products.

Other Assets
------------

     USA SportsNet is an Internet portal that is intended to enable amateur athletes and their high school and youth athletic organizations to access information, products and services to support their sports activities.
Through USA SportsNet, scores, standings, schedules and highlights of local amateur athletic competitions can be posted free of charge by any community recreation department, youth league or school. Local organizations can use the site to sell advertising to raise funds for their programs. This local information is intended to appear adjacent to features of interest to athletes everywhere within a sports meeting place that offers a resource never available before. An online correspondence course provides youth sports organizations with a convenient and cost-effective means of ensuring that volunteers are qualified to coach young athletes. Those aspiring athletes will be able to learn how to throw a curve ball, receive tips from the pros, find the best deals on sports equipment, and even view film of their own sports achievements.

     Responsibility for posting information of local interest will reside with local athletic organizations, while portions of the website of interest to all athletes will be maintained by us. We intend to retain the services of sports celebrities to promote the concept and to answer the questions posed by young athletes.

     We believe that the USA SportsNet grassroots approach will attract millions of visitors from a market that we estimate to include approximately one hundred million amateur athletes, traversing all demographics. We expect the site to become a popular place for the merchants who are drawn to the amateur sports market. We then expect to generate revenue from advertising in addition to the sale of products through the website.

     Development of the USA SportsNet concept was deferred in order to focus on our other electronic commerce concepts. However, the online correspondence course is presently available and is maintained through an agreement with the North American Youth Sport Institute.

     The All American Bowl is a high school football all-star game, last played in 1997 when it was broadcast by the Sunshine Network and FOX SportsNet to over 40 million households. The game showcases the top college football recruits in the nation and promises to serve as an effective promotional vehicle for our Internet concepts.

     Major sponsors of the 1997 All American Bowl included Coca-Cola, Adidas and Schutt Sports. We think that the very positive response to the game in 1997 is an indication that this event has the potential to attract sufficient sponsorship in the future to contribute to Company profitability. However, we now view the game as a special component of our future marketing programs rather than as a separate profit center.

     ProCard/ComCard is a prepaid telephone card concept with features geared to the youth market. Designed to be marketed through youth sports organizations, the ProCard is programmed with speed-dial numbers to quickly reach family members and other important emergency contacts, such as the family doctor, in the event of injury. Mailboxes can be speed-dialed to access emergency medical information such as blood type, allergies and special medical conditions. The accompanying ComCard is retained by parents to control the speed-dial numbers programmed into the ProCard. We plan to incorporate the ProCard/ComCard concept in the programs promoted through the USA SportsNet.

     Star Dot Marketing
     ------------------

     On February 3, 2000 we entered into a Stock Exchange Agreement with the shareholders of Star Dot Marketing, Inc. ("SDMI") which provides for the transfer of all the outstanding Common Stock of SDMI to eCom in exchange for 675,000 shares of our Common Stock. It is currently anticipated that the transaction will close before the end of April.

     SDMI uses the trade name "Treasures of Sports" to offer a complete line of guaranteed authentic, hand signed sports memorabilia and other sports products. These products are marketed through joint sales agreements with professional sports franchises including the San Francisco Giants, Los Angeles Dodgers, Detroit Tigers, Baltimore Orioles, Golden State Warriors, Detroit Pistons and Pittsburgh Penguins. SDMI also creates specialty products for businesses to use as gifts, awards, premiums and employee incentives.

     We intend to utilize the same marketing and sales program for SDMI products as we have developed for our paintball products. This program includes both a related website as well as a toll-free number.

Competition
-----------

     The explosive growth of the Internet and electronic commerce has created unparalleled opportunity for the Web entrepreneur. With the widespread recognition of this opportunity, the competition for a share of this huge developing market is extremely strong. In fact, it is this competitive atmosphere that gives birth to the concept of the complementary services of the eCom eCom SuperHUB and B2BPlus. Our mission is to enable start-up, small and home-based businesses to compete in the e-commerce market.

     In providing these services, we currently or potentially compete with many other companies. There are a considerable number of companies that market web creation, maintenance and marketing services to other businesses. These other companies include such well-established competitors as Yahoo! which offers tools for do-it-yourself website creation. Some offer free e-commerce sites such as Bigstep.com. Bcentral.com offers business advice and services. VerticalNet is the leader in industry-specific business hubs.
There are many other companies that offer a site or a service that competes with an individual component of the SuperHUB and B2BPlus programs. For example, eBay, Amazon.com and numerous smaller auction sites compete with the auction venue of the SuperHUB. America Online, Lycos and Microsoft offer business-to-consumer trading services and classified ad services. Other large companies with strong brand recognition and experience in online commerce, such as Cendant Corporation, QVC, USA Network and large newspaper or media companies, also may seek to compete in these online markets. We are not aware of any competitors presently that focus on the small business segment of the e-commerce market and that provide the complete package of resources and services offered by our programs. However, it is likely that, unknown to us, competitors do currently exist within this market sector and that, in the future, increased competition will develop within this market sector.

     The principal competitive factors in the e-commerce market include financial strength, volume of transactions and selection of goods, community cohesion and interaction, system reliability, customer service, reliability of delivery and payment by users, brand recognition, website convenience and accessibility, level of service fees and quality of search tools. All of these factors must be satisfactorily addressed in order for us to compete successfully. Because our market includes businesses owned by entrepreneurs who are not web-savvy, we intend to distinguish our services by providing a high level of customer service. For example, while some competitors provide on-line tools for website creation, the aspiring web entrepreneur typically is left on his own to struggle with the details of implementation. In contrast, we intend to "hold the hand" of our client merchants to guide them through the creative process. To build the strong customer service department that will be needed, to advertise our services and gain brand recognition, and to promote our site to draw traffic into the SuperHUB will require considerable financial resources. This need may be met with proceeds from the Investment Agreement with Swartz Private Equity, LLC, if any. (See "THE INVESTMENT AGREEMENT" below.)

     Within the paintball market, we have established a competitive advantage by acquiring the toll-free number 1-800-PAINTBALL coupled with the 800paintball.com URL. However, there are a substantial number of known production paintball markers, in addition to custom-made markers, that are presently in the marketplace. These compete directly with the Viper M1. Some of the major competitors include Brass Eagle (formerly Daisy Manufacturing),

Tippman, Kingman, WORR Products and Air Design. We know of three major distributors that compete with us in the distribution of other paintball products including National Paintball, 888 Paintball and Pursuit Marketing, Inc. All of these companies have been established longer than we have, and some of the companies may be better funded than we are.

     In order to respond to changes in the competitive environment, we may, from time to time, make pricing, service or marketing decisions or acquisitions that could harm our business. New technologies may increase the competitive pressures by enabling our competitors to offer a lower cost service or product. Web-based applications that direct Internet traffic to certain websites may channel potential visitors to trading services that compete with ours. Whether we are able to compete successfully will depend on our ability to anticipate and respond in a timely and appropriate manner to these changes.

Litigation
----------

     We are not involved in any litigation and the officers and directors are aware of no threatened or pending litigation which would have a material, adverse effect on eCom.

Government Regulation
---------------------

     Currently, there is no government regulation that materially affects our business operations.

Property
--------

     We lease approximately 5,720 square feet of office and warehouse space located at 8125 Monetary Drive, Suite H-4 in Riviera Beach, Florida pursuant to a written lease agreement with an unaffiliated party. The term of our lease is from June 15, 1998 to June 30, 2001. Our rent is approximately $3,000 per month. In addition, we lease approximately 1,500 square feet of space at 3801 PGA Boulevard, Suite 1001, Palm Beach Gardens, Florida. This space is leased on a month-to-month basis at a rental rate of approximately $4,000 per month.

                           THE INVESTMENT AGREEMENT

     On May 13, 1999, we entered into an Investment Agreement and a Registration Rights Agreement with Swartz Private Equity, LLC ("Swartz"). On April 6, 2000 we signed an Amended and Restated Investment Agreement with Swartz which took the place of the May 13, 1999 Investment Agreement. Any reference to the "Investment Agreement" in this Prospectus shall mean the Amended and Restated Investment Agreement. Pursuant to the terms of the Investment Agreement, we may, in our sole discretion and subject to certain restrictions, periodically sell ("Put") shares of eCom's Common Stock for up to $30,000,000 to Swartz on the effective registration of such Put shares and continuing for a period of thirty-six months thereafter. The Investment Agreement allows us to choose to sell Common Stock to Swartz at times which we decide are advantageous. The Investment Agreement is not a debt instrument. Any Put exercised by us is the sale of Common Stock and not a loan.

     PUT RIGHTS. An advance put notice must be delivered to Swartz at least ten business days prior to the date that we intend to sell the Common Stock to Swartz. The advance put notice must state the put date as well as the number of shares of Common Stock that we intend to put to Swartz. The notice may also state a minimum purchase price per share which cannot be greater than 80% of the closing bid price of our Common Stock on the date of the advance put notice.

     After the registration statement to which this Prospectus relates is declared effective, the number of shares Swartz may be required to purchase in a given Put will be the lesser of the actual number of shares we intend to sell to Swartz as set forth in the Advance Put Notice and the Individual Put Limit. The Individual Put Limit is equal to the lesser of (I) 15% of the sum of the aggregate daily reported trading volumes in the outstanding Common Stock on our principal market, excluding any block trades of 20,000 or more shares of Common Stock for all evaluation days in the pricing period; (ii) the number of Put Shares which, when multiplied by their respective Put Share Prices, equals the Maximum Put Dollar Amount (the lesser of the maximum put amount set forth in our Advance Put Notice or $10,000,000); or (iii) 9.9% of the total amount of our Common Stock that would be outstanding upon completion of the Put.

     PUT PRICE. The purchase price for the Put Shares will be equal to the lesser of the Market Price for such Put minus $.25 or 92% of the Market Price (lowest closing bid price for the Common Stock on the principal market during the twenty day pricing period following the date of the Put Notice), but in no event can it be less than our designated minimum put share price, if any, as set forth in the Advance Put Notice.

     WARRANTS. At the time of each Put, Swartz will be issued a Purchase Warrant which will give the holder the right to purchase up to eight percent (8%) of the number of Put shares issued to Swartz in that Put. Each Purchase Warrant will be exercisable at a price equal to 110% of the Market Price on the Purchase Period End Date (as such term is defined in the Investment Agreement) and will have semi-annual reset provisions. Each Purchase Warrant will be immediately exercisable and will terminate on a date which is five years after the date of issuance. The terms of the Purchase Warrants allow for a non-cash exercise (so long as the shares underlying the warrants are not registered pursuant to an effective registration statement). The shares underlying the Commitment Warrants are being registered pursuant to the registration statement to which this Prospectus relates.

     COMMITMENT WARRANTS. In partial consideration of the Investment Agreement, we issued warrants to Swartz (the "Commitment Warrants") to purchase 490,000 shares of our Common Stock. The Commitment Warrants are currently exercisable at the price of $2.50 per share, which price was adjusted, pursuant to the Investment Agreement, from the original exercise price of $13.275. Each Commitment Warrant is immediately exercisable and terminates five years after the date of issuance (April 18, 2004). The shares underlying the Commitment Warrants are being registered pursuant to the registration statement to which this Prospectus relates.

         SHORT SALES. Swartz and its affiliates are prohibited from engaging in short sales of our Common Stock unless they have received a Put Notice and the amount of shares involved in a short sale does not exceed the number of shares speficied in the Put Notice.

     CANCELLATION OF PUTS. We must cancel a particular put if between the date of the advance put notice and the last day of the pricing period:

         - we discover an undisclosed material fact relevant to Swartz's investment decision;

         - the registration statement registering resales of the Common Shares becomes ineffective; or

         - shares are delisted from the then primary exchange.

The pricing period for that Put shall end as of the preceding business day, and the Put shall remain effective for the shortened pricing period.

     NON-USAGE FEE. If we have not put a minimum of $1,000,000 in aggregate Put Dollar Amount during any six month period of time during the term of the Investment Agreement, we will be required to pay Swartz a non-usage fee equal to the difference of $100,000 minus 10% of the aggregate Put Dollar Amount of the Put Shares put to Swartz during such six month period. In the event that we deliver a termination notice to Swartz or an automatic termination occurs, we must pay Swartz a termination fee equal to the difference of $200,000 minus 10% of the aggregate Put Dollar Amount of the Put Shares put to Swartz during all Puts to such date.

     SHAREHOLDER APPROVAL. We may issue more than 20% of our outstanding shares. If we become listed on the Nasdaq Small Cap Market or Nasdaq National Market, then we must get shareholder approval to issue more than 20% of our outstanding shares. Since we are currently a bulletin board company, we do not need shareholder approval.

     TERMINATION OF INVESTMENT AGREEMENT. We may also terminate our right to initiate further puts or terminate the Investment Agreement by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement.

     RESTRICTIVE COVENANTS. During the term of the Investment Agreement and for a period of one year thereafter, we are prohibited from certain transactions. These include the issuance of any debt or equity securities in a private transaction which are convertible or exercisable into shares of Common Stock at a price based on the trading price of the Common Stock at any time after the initial issuance of such securities or with a fixed conversion or exercise price subject to adjustment. We are also prohibited from entering into any private equity line type agreements similar to the Investment Agreement without obtaining Swartz's prior written approval.

     RIGHT OF FIRST REFUSAL. Swartz has a right of first refusal to purchase any variable priced securities offered by us in any private transaction which closes on or prior to six months after the termination of the Investment Agreement.

     SWARTZ'S RIGHT OF INDEMNIFICATION. We are obligated to indemnify Swartz (including their stockholders, officers, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches we made in connection with the Investment Agreement, our Registration Rights Agreement, other related agreements or the registration statement.

                             USE OF PROCEEDS

     The proceeds from the sale of the shares of Common Stock offered hereby will be received directly by Swartz. We will not receive any proceeds from the sale of the shares of Common Stock offered hereby. We will receive, however, proceeds from the sale of our Common Stock to Swartz.


                                 DILUTION

     As of February 29, 2000, we had a net tangible book value of ($736,020), or approximately ($.056) per share, based upon the number of shares of Common Stock outstanding. "Net tangible book value" represents total tangible assets reduced by total liabilities. The following table illustrates the per share dilution to new shareholders:

     Dilution to New Shareholders

          Estimated offering price                    $ 2.250

          Net tangible book value before Offering     $(0.056)

          Increase attributable to payments by
           new shareholders                           $ 0.518

          Net tangible book value after Offering      $ 0.462

          Dilution to new shareholders                $ 1.788


                      SELECTED FINANCIAL INFORMATION

     The following selected financial information should be read in conjunction with the financial statements of the Company and the notes thereto included elsewhere herein.
                                  1996       1997         1998      1999
                                  ----       ----         ----      ----
Net Revenues                   $   3,448  $  48,381   $  149,582 $ 228,613
Income/(loss) from Operations  $ (57,112) $(240,018)  $(143,051) $(374,085)
Income/(loss) from Operations
     Per Share*                $   (.010) $   (.040)  $   (.019) $  (.031)
Total Assets                   $ 233,574  $ 176,933   $ 323,561  $ 467,825
Total Liabilities              $ 220,122  $ 279,513   $ 388,932  $ 456,259
Stockholders' Equity (Deficit) $  13,452  $(102,580)  $ (65,371) $  11,566
___________
* Loss per share was calculated using the weighted average of Common Stock issued and outstanding. Basic and diluted loss per share are the same. eCom has issued no securities such as options (except for options issued on January 2, 2000 to purchase an aggregate of 50,000 shares), warrants or convertible securities or entered into any contingent stock agreements. Had eCom entered into any such arrangements, the effect would have been anti-dilutive.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion should be read in conjunction with the accompanying consolidated financial statements for the nine-month periods ended February 29, 2000 and 1999 and the Forms 10-KSB for the fiscal years ended May 31, 1999 and 1998.

Special Note Regarding Forward-Looking Statements
-------------------------------------------------

     Certain statements in this Prospectus and elsewhere (such as in other filings by us with the Securities and Exchange Commission ("SEC"), press releases, presentations by us or our management and oral statements) may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and "should," and variations of these words and similar expressions, are intended to identify these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements.
Factors that might cause or contribute to such differences include, among others, competitive pressures, the growth rate of the paintball industry and electronic commerce, constantly changing technology and market acceptance of our products and services. eCom undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                              Overview

Corporate Restructuring
-----------------------

     On December 17, 1998, our directors voted to change our name from US Amateur Sports, Inc. to eCom eCom.com, inc. in the belief that the proposed name more accurately reflected the nature of our core business, electronic commerce. At a Special Meeting of Shareholders held on January 25, 1999, our shareholders approved an amendment to our Articles of Incorporation in order to adopt the new name. At that time, a current report on Form 8-K was filed with the Securities and Exchange Commission, and the name change became effective on January 27, 1999.

     Also on January 27, 1999, Articles of Incorporation of US Amateur Sports Company were filed with the State of Florida. US Amateur Sports Company became a wholly-owned subsidiary of eCom eCom.com, inc., and USA Performance Products, Inc. became a wholly-owned subsidiary of US Amateur Sports Company. In addition, the assets of the USA SportsNet business unit were transferred into US Amateur Sports Company.

     The purpose of these changes was to structure eCom to maximize its ability to pursue certain e-commerce concepts that extend beyond the amateur sports market.

Electronic Commerce
-------------------

     Our approach to Internet commerce has caused our company to evolve into three operating units: eCom eCom B2BPlus, eCom eCom SuperHUB and US Amateur Sports Company.

     The B2BPlus program and the SuperHUB provide complementary services to support new web entrepreneurs. B2BPlus is a package of on-line tools and professional resources to help business people who are not web-savvy put their business on the Internet. Their business then has a home in our SuperHUB.

The SuperHUB is an e-commerce marketplace that funnels traffic to participating merchants. Visitors shop in an on-line mall in addition to auction, barter and classified ad sites. The combined resources of B2BPlus and the SuperHUB enable us to fulfill our motto: "B2B from A to Z. No experience needed."

     eCom eCom B2BPlus
     -----------------

     The B2BPlus program makes it simple for anyone to engage in e-commerce by offering cost-effective ways to establish and operate an Internet company. Most small businesses have limited resources and need a simple, expedient and inexpensive way to get on the Internet. We offer our clients two options - Fast Start Up and e-Connect - to get their Internet businesses up and running.

     The Fast Start Up program is a quick, economical way for a small business to establish its presence on the Web. For $99 per year, a web page is created for the business. The business then is automatically included in our Merchant Mall and has unlimited use of our classified, barter and auction venues to advertise and promote their products and services.

     The e-Connect program offers a full gamut of e-commerce enabling products and services. It combines the features of our Fast Start Up program with other tools needed to compete with larger, more-established companies. These include web hosting and maintenance, secure payment and order processing, custom application and online storefront development, marketing, advertising, technical and administrative support, customer acquisition and order fulfillment. In addition, clients have access to tips and other information designed to help them succeed in the e-commerce marketplace. The cost of the e-Connect program starts at $89 per month.

     eCom eCom SuperHUB
     ------------------

     The SuperHUB is an e-commerce marketplace, a shopping portal that brings sellers and buyers together. Buyers can browse and search for money-saving deals on merchandise in storefronts located in the Merchant Mall. Merchants can share mall space and Internet traffic with top brand name affiliates. The SuperHUB provides four ways to buy and sell merchandise through storefronts, online auctions, barter and classified ad formats. We believe we are the only e-commerce shopping portal to offer all of these options.

     US Amateur Sports Company

     US Amateur Sports Company is a wholly-owned subsidiary of eCom eCom.com, Inc. US Amateur Sports holds several developmental assets and is parent to the wholly-owned subsidiary, USA Performance Products, Inc.

     Paintball
     ---------

     USA Performance Products manufactures and distributes paintball guns and accessories. Manufacturing is limited to production of the Viper M1, a durable, mid-priced paintball gun with high-price features. After the introduction of the Viper M1, we used the business unit as an internal test model for our e-commerce concepts. Paintball magazines provide the primary venue for advertising within the industry, but our reliance on this medium has been reduced by the success of our websites. In fact, the success of our web marketing efforts generated a demand for the Viper M1 product line that exceeded our manufacturing resources.

     During the prior fiscal year, we moved production of the Viper M1 from a subcontractor to in-house facilities. Although this created a period of manufacturing down-time, it has allowed us to expand our production capabilities so that we now are able to satisfy current demand.

     During the third quarter of the 1999 fiscal year, we acquired the toll-free telephone number 1-800-PAINTBALL and the Internet domain name 800paintball.com. The use of these marketing tools enabled us to sell other manufacturers' products in addition to our own, thus making us a distributor and significantly expanding the scope of our paintball business. Following the introduction of these two forms of electronic commerce at the beginning of the current fiscal year, paintball sales have posted an average month to month increase of 35%. To date, substantially all of our revenues have come from the sale of paintball products.

     Other Assets
     ------------

     USA SportsNet is an Internet portal intended to enable amateur athletes and their high school and youth athletic organizations to access information, products and services to support their sports activities. It will include a site to post scores, standings, schedules and highlights of local amateur athletic activities free of charge. We believe that the USA SportsNet concept will draw heavy traffic from the huge amateur athletic market and the merchants who cater to this market. We then expect to generate revenue from advertising in addition to the sale of products through the website. Development of USA SportsNet was deferred in order to focus on the SuperHUB and B2B concepts.

     The All American Bowl is a high school football all-star game last played in 1997 when it was broadcast to over 40 million households. The game showcases the top college football recruits in the nation and promises to serve as an effective promotional vehicle for our Internet concepts.

     ProCard/ComCard is a prepaid telephone card concept with special features geared to the youth sports market. Along with the All American Bowl, we believe the card will be a useful tool in our corporate marketing program.

Swartz Agreement
----------------

     On May 13, 1999, we entered into an Investment Agreement and a Registration Rights Agreement with Swartz Private Equity, LLC ("Swartz"). On April 6, 2000 we signed an Amended and Restated Investment Agreement with Swartz. Pursuant to the terms of the Investment Agreement, we may, in our sole discretion and subject to certain restrictions, periodically sell ("Put") shares of eCom's Common Stock for up to $30,000,000 upon the effective registration of such Put shares and continuing for a period of thirty-six months thereafter. The Investment Agreement allows us to choose to sell Common Stock to Swartz at times which we decide are advantageous. The Investment Agreement is not a debt instrument. Any Put exercised by us is the sale of Common Stock and not a loan. For more detailed information concerning the Swartz Agreement, please see "THE INVESTMENT AGREEMENT" on page 24 of this Prospectus.

Star Dot Marketing
------------------

     On January 21, 2000 we entered into a Stock Exchange Agreement with the shareholders of Star Dot Marketing, Inc. ("SDMI") which provides for the transfer of all the outstanding common stock of SDMI to eCom eCom.com, Inc. ("ECOM") in exchange for 675,000 shares of our common stock. It is currently anticipated that the transaction will close before the end of April 2000. SDMI uses the trade name "Treasures of Sports" to offer a complete line of guaranteed authentic, hand signed sports memorabilia and other sports products. These products are marketed through joint sales agreements with professional sports franchises including the San Francisco Giants, Los Angeles Dodgers, Detroit Tigers, Baltimore Orioles, Golden State Warriors, Detroit Pistons and Pittsburgh Penguins. SDMI also creates specialty products for businesses to use as gifts, awards, premiums and employee incentives.

     We intend to use the same marketing and sales program for SDMI products as we have developed for our paintball products. This program includes both a related website as well as a toll-free number.



Results of Operations for the fiscal year ended May 31, 1999 compared to the fiscal year ended May 31, 1998
------------------------------------------------------------

     Revenue for the year ended May 31, 1999 was $228,613 compared to $149,582 during the prior year. All current period revenue consisted of sales of paintball products. Therefore, the 53% increase in sales is attributable to our paintball operations.

     A net loss of $374,085 was posted during the year ended May 31, 1999 compared to a net loss of $143,051 for the prior year period. Cost of sales increased $47,356 as a result of the growth in sales of the Viper M1. An increase of $153,078 in sales and marketing expense consisted of expenditures to promote our Internet presence in addition to increased advertising of the Viper M1. Product development expense of $34,347 compared to $0 in the prior year was associated with development of our Internet properties. General and administrative expenses increased $64,711 as a result of necessary administrative support for a larger base of operations and expected future growth. Growth in rent, depreciation, office and other operating expenses was created by relocation and equipping of our headquarters, while focus on development of our Internet properties caused professional fees to rise. Acquisition of Internet properties, including the AclassifiedAD and Swap and Shop websites, plus purchase of the right to use the toll-free number 1-800-PAINTBALL resulted in greater expense to amortize these intangible assets.


Results of Operations for the nine months ended February 29, 2000 compared to the nine months ended February 28, 1999
----------------------------------------------------------------

     Revenue for the nine month period ended February 29, 2000 was $1,379,444 compared to $135,078 of revenue recorded during the same period of the prior year. This increase, equivalent to over 900%, was created by expansion of our paintball business. During the prior period, production of the Viper M1 paintball marker was stifled by the inability of our primary subcontractor to assemble the markers in sufficient quantities to satisfy demand. With production transferred to in-house facilities, this problem was solved, allowing us to meet a demand that is accelerating as a result of our advertising efforts. The success of our advertising program stems from use of the 1-800-paintball toll-free telephone number acquired early in 1999. Our advertising copy promotes use of the number in addition to use of our web site at www.800paintball.com.

     During this start-up period of the 800-paintball program, we have relied on other paintball distributors for procurement of paintball products other than the Viper. With the growth in volume, we have begun negotiations directly with manufacturers which will allow us to reduce our cost of sales and increase gross profit margins. Although our gross profit increased from $55,169 in the prior period to $95,027 in the current period, this represented a decline in gross profit margin from 41% of sales in the prior period to 7% in the current period.

     A portion of the decline in gross profit resulted from recording costs related to the electronic hosting of our web sites within current period cost of sales. Our e-commerce web sites began operating in late April 1999 with use of the sites available without charge. Significant revenues from these sites will develop only after the funds needed for promotion of our new e-commerce programs, the eCom eCom SuperHUB and eCom eCom B2B Plus, are received through our financing activities.

     Sales and marketing expenses have increased by $585,255, or 882%, primarily as a result of the implementation of test marketing for our e-commerce programs plus the addition of personnel for customer service to support the sale of paintball products. Product development expense of $421,154 incurred in the current period ($0 in the prior period) results from our efforts to develop and refine our e-commerce properties. General and administrative expenses have risen $424,622, or 374%, as the result of additional salaries, consulting, and professional fees associated with our Company's overall growth. Depreciation and amortization expense increased $22,090, or 82%, primarily as the result of the addition of computers and related electronic hardware. Interest expense is down slightly as the result of less interest bearing debt outstanding.

     Our developmental activities and the related expenditures resulted in a net loss of $1,575,514 in the current year-to-date period compared to a loss of $163,354 in the same period of the prior year.


Liquidity and Capital Resources
-------------------------------

     At May 31, 1999, current assets totaled $296,654 compared to $216,592 at the prior year end. Accounts receivable increased $11,840 due to the growth in paintball sales. An increase of $70,738 in inventories consisted of paintball work-in-process and finished goods inventories. A reduction of $18,831 in prepaid expense resulted primarily from the expensing of amounts paid for advertising.

     Current liabilities dropped from $272,518 at May 31, 1998 to $236,592 at the current year end. Accounts payable decreased slightly from $131,704 to $130,683, but $30,214 of the current portion of notes payable and $4,663 of the related portion of accrued interest were eliminated from the prior year balance.

     Net cash used by operating activities was $400,150 and $167,275 for the years ended May 31, 1999 and 1998, respectively. The principal use of cash in both periods was to fund our net loss from operations. Other significant uses of cash in the current year provided the increases in inventories and accounts receivable.

     Net cash used by investing activities was $108,882 during the year ended May 31, 1999 and $34,372 during the prior year. All of the investment cash used during the prior year purchased property and equipment. During the current year, $51,220 was used to acquire property and equipment, and $57,662 was used for the acquisition of intangible assets.

     Net cash provided by financing activities was $525,347 and $290,379 for the years ended May 31, 1999 and 1998, respectively. Increased capital contributions from private sales of restricted stock and the exchange of stock for services produced current year cash flows of $451,021. Loans from stockholders, which bear no interest, continued to be a significant source of capital to fund operations, but these cash flows were offset by reductions in notes payable.


     At February 29, 2000, current assets totaled $493,808 compared to $296,654 at the end of the prior fiscal year. Increases of $204,214 in inventories and $59,754 in prepaid license fees and insurance offset decreases in cash and accounts receivable. A $60,775 reduction in cash resulted from our net loss year-to-date. Current liabilities grew from $236,620 at the prior year-end to $847,010 at the end of the current period. This growth primarily resulted from an increase of $599,597 in accounts payable and accrued expenses, an increase created by the growth in inventories and operating expenses.

     Net cash used by operating activities during the nine months ended February 29, 2000 totaled $1,170,791 compared to $195,994 during the same period of the prior year. The principal use of cash in both periods was to fund our net loss from operations.

     Net cash used by investing activities increased from $37,950 in the prior year period to $81,602 in the current year period due to the addition of computer hardware and related electronic equipment.

     Net cash provided by financing activities consisted of loans from stockholders, which bear no interest, and capital contributions recorded from the private sale of restricted stock. These cash flows totaled $1,191,618 in the current year period compared to $303,254 in the same period of the prior year.

     We believe that the combination of revenues, loans from stockholders and capital contributions will be sufficient to fund operations for the next twelve months. The Investment Agreement with Swartz may provide us with an equity line to be used to finance the expansion of our business through acquisitions and internal growth. To the extent that additional funds are required to support operations or to expand our business, we may sell additional equity, issue debt or obtain other credit facilities through financial institutions. Any sale of additional equity securities will result in dilution to our shareholders. There can be no assurance that additional financing, if required, will be available to our company in amounts or on terms that are acceptable.

Provision for Income Taxes
--------------------------

     No provision for federal and state income taxes has been recorded because our company has incurred net operating losses since inception. Our net operating loss carry-forwards as of May 31, 1999 total $920,006. These carry-forwards will be available to offset future taxable income. If not used, the operating loss carry-forwards will expire from 2010 to 2014. We do not believe that the realization of the related deferred income tax assets meets the criteria required by generally accepted accounting principles and, accordingly, deferred income tax assets have been reduced to $0 as of May 31, 1999.

Market for Common Equity
------------------------

     Following the change in our name discussed above, our Common Stock symbol was changed to ECEC and the CUSIP number was changed to 27889U-10-2. The stock continues to trade on the OTC Bulletin Board, and Equitrade Securities Corporation of Lake Forest, California continues to serve as the lead market maker for the stock.

                              MANAGEMENT

     eCom's directors and executive officers as of February 29, 2000 are:

Name                  Age       Position with Company
----                  ---       ---------------------

David J. Panaia        60       President, Treasurer and a Director

Thomas DeRita, Jr.     56       Secretary and a Director

Gerald V. Bergman      53       Director

Elling J. Myklebust    54       Vice President and Director

     David J. Panaia, President, Treasurer and Director, is the founder of eCom and has served as Director and President since we were incorporated in June 1994. Mr. Panaia previously founded several other businesses, including Gold Cross Ambulance Service, Inc. and Gold Cross Medical Services, Inc., and acquired several other companies which were consolidated into Gold Cross, Inc., which provided ground and air ambulance service, medical services, equipment and supplies. After operating for over twenty years, Gold Cross was sold in 1982. Mr. Panaia then founded Biomedics Corporation, a durable medical equipment dealer, which he operated until its sale in 1988. Both corporations were privately owned. From 1988 to 1994, he served as a political and small business marketing consultant through his own firm,
Sunpoint Industries, Inc.   Sunpoint offered political consulting services to
candidates and medical equipment businesses located in the United States. Mr. Panaia has served in numerous community, business and political capacities.
He will concentrate full time in his duties as the President of eCom.

     Gerald V. Bergman has served as a Director of eCom since June 1995. From June, 1995 through May, 1998 he also served as Chief Financial Officer and Treasurer. Effective May 31, 1998, Mr. Bergman resigned his position as CFO and Treasurer. A CPA, Mr. Bergman joined Price Waterhouse & Co. in 1975 where he was an audit manager. In 1980 he was appointed Director of Corporate Planning and Analysis of the Red Lobster division of General Mills. In 1984 through 1985 he served as Vice President and Controller of J.L. Mason, Inc., a homebuilder. Mr. Bergman then became the Chief Financial and Administrative Officer and a Director of Overseas Service Corporation, an international manufacturers' representative. He left Overseas Service Corporation in May 1992 to form DBS Associates, a business consulting firm that replaced a third party rendering financial and administrative services to Overseas Service Corporation. Mr. Bergman has served as chairman or as a member of numerous civic and school task forces and committees. Mr. Bergman shall devote only as much time as necessary in his position as a director of ECOM.

     Thomas DeRita, Jr. joined eCom as a Director effective May, 1999. Currently, Mr. DeRita serves as the President of Resource Group, N.A., Inc., a public relations firm. From 1992 until 1999, Mr. DeRita served as President of Stuart Nissan, an automobile dealership located in Stuart, Florida. From 1986 to 1992, Mr. DeRita was employed by Cuillo Enterprises of West Palm Beach, Florida as its Chief Financial Officer. Cuillo Enterprises is a multi-automobile dealership holding company. From 1983 to 1986, Mr. DeRita owned and operated North Chrysler Plymouth Dealership in Houston, Texas. Mr. DeRita received his associates' BA degree from Johnson & Wales Business School in 1966 and his BA in Business from The University of Rhode Island Extension in 1970. Mr. DeRita shall devote only as much time as necessary in his position as a director of eCom.

      Elling J. Myklebust was elected a Director of eCom on February 17, 2000. He also serves as our Vice President of Internet Technology. Mr. Myklebust is the founder and Chief Executive Officer of Lighthouse Communications Group, LLC, a digital communications services company located in Arvada, Colorado. Mr. Myklebust has held this position since December 1996. He holds a Bachelor of Science degree in Civil Engineering from the University of Colorado and a Masters degree in Environmental Policy and Management from the University of Denver. Mr. Myklebust has held responsible positions in operations management, strategic planning, business development, purchasing and materials management, human resource management, project management, computer systems operations and engineering, and holds registrations as a Registered Professional Engineer in five states. Active in civic affairs, he has served as chairman or co-chairman of numerous Colorado gubernatorial task forces and Denver committees. Mr. Myklebust shall concentrate full time on his duties at eCom.

                         EXECUTIVE COMPENSATION

     The following table provides information regarding the executive compensation of eCom's executive officers for the fiscal years ended 1999, 1998 and 1997. No other executive officer received compensation in excess of $100,000 during such periods.

                        Summary Compensation Table
                                                        Long Term Compensation
                           Annual Compensation          Awards         Payouts
                                                             Securities
                                          Other              Underlying           All
                                          Annual  Restricted  Options/           Other
Name and Principal                        Compen-   Stock       SARs     LTIP    Compen-
    Position        Year   Salary  Bonus  sation   Award(s)   (Number)  Payouts  sation

David J. Panaia     1999    -0-     -0-    -0-      -0-         -0-      -0-     -0-
 CEO, President,    1998    -0-     -0-    -0-      -0-         -0-      -0-     -0-
 Treasurer          1997    -0-     -0-    -0-      -0-         -0-      -0-     -0-


Guy T. Lindley      1999    -0-     -0-    -0-      -0-         -0-      -0-     -0-
 Secretary and      1998    -0-     -0-    -0-      -0-         -0-      -0-     -0-
 CFO                1997    -0-     -0-    -0-      -0-         -0-      -0-     -0-

Gerald V. Bergman   1999    -0-     -0-    -0-      -0-         -0-      -0-     -0-
 CFO                1998    -0-     -0-    -0-      -0-         -0-      -0-     -0-
                    1997    -0-     -0-    -0-      -0-         -0-      -0-     -0-

Thomas J. Thomas    1999    -0-     -0-    -0-      -0-         -0-      -0-     -0-
Secretary           1998    -0-     -0-    -0-     12,421       -0-      -0-     -0-
                    1997    -0-     -0-    -0-      1,557       -0-      -0-     -0-



     None of eCom's executive officers has an employment agreement or stock option arrangement with eCom. It is intended that the directors be compensated at the rate of $4,000 per year, plus $100.00 per meeting attended and reasonable travel expenses if cash flow permits. To date, none of the officers or directors has received a salary or other cash compensation. When cash flow permits, it is anticipated that the officers will be compensated in accordance with appropriate employment contracts.

                        DESCRIPTION OF INDEMNIFICATION
                          OF OFFICERS AND DIRECTORS

     Our bylaws provide for indemnification of officers, directors or eCom agents against legal expenses, judgments, fines, settlements and other amounts reasonably incurred by such persons after having been made or threatened to be made a party to legal action. Payment of such amounts may also be made in advance if expenses are likely to be incurred by officers, directors or agents in defense of any such action.

     The extent, amount and eligibility for the indemnification provided will be determined by the Board of Directors. These indemnifications will be made by a majority vote of a quorum of directors, including any director who is a party to such action, suit, or proceeding or by the shareholders by a majority vote of a quorum of shareholders including any shareholder who is a party to such action, suit or proceeding. We are further authorized by the bylaws to purchase insurance for indemnification of any person as provided by the bylaws and to the extent provided by Florida law.

     Florida Statutes Section 607.0850 authorizes indemnification of officers, directors, employees and agents in instances constituting: (1) certain violations of criminal law which the person did not know were illegal, or (2) actions taken in good faith by persons which were intended to be in the best interests of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of eCom pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by eCom of expenses incurred or paid by a director, officer or controlling person of eCom in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by eCom is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                      RELATED PARTY TRANSACTIONS

     Certain transactions to which we are a party and certain matters affecting us have or will result in a material benefit to certain of our directors and executive officers, or may create conflicts of interest, as follows:

     Linda Bergman was the sole owner of a privately-held business called Amateur Athletes of America. She is also the wife of Gerald V. Bergman, who is a Director and our former Chief Financial Officer. On November 23, 1996, we issued an aggregate of 500,000 shares for cancellation of debt to Linda Bergman and Gerald Bergman in the amount of $16,333. The Bergmans directed that 460,000 shares be issued directly to Linda Bergman, and that each of their four children be issued 10,000 shares.

     Mr. Brody Brockman is the son-in-law of Gerald V. Bergman and is an employee of US Amateur Sports Company. 25,000 shares were issued to Mr. Brockman on November 23, 1996 as compensation for sales and shipping services.

     Mr. Thomas J. Thomas is a Florida attorney who performed legal services for us and also served as our Secretary and a Director. On May 31, 1997, we issued 50,000 shares to Mr. Thomas as compensation for his legal services performed prior to that date.

     On August 12, 1997, we extended a promissory note in favor of Statex Corporation in the amount of $100,000. The loan bears interest at the rate of prime plus 6% and is due and payable in full in September 2000. Derek Panaia, son of David Panaia, is the sole shareholder of Statex Corporation.

     On February 6, 1998, we issued 5,000 shares to Angela Bergman as compensation for her performing secretarial, receptionist and other services for us. Angela Bergman is the daughter of Gerald V. Bergman and Linda Bergman.

     On February 6, 1998, we issued 5,000 shares to Mr. Brody Brockman as compensation for his performing sales and shipping services for us. Mr. Brody Brockman and Angela Bergman were recently married (June 12, 1999).

     On February 27, 1998 we acquired certain assets of Amateur Athletes of America, Inc. in a tax-free exchange of assets for stock. We acquired all rights to the ProCard and ComCard plus certain Internet-based sports equipment exchange concepts in exchange for 1,000,000 shares of Common Stock. The ProCard and ComCard are prepaid telephone cards with unique emergency medical features which are marketed through youth athletic organizations. A portion of the stock was used for payment of a note held by Amateur Athletes of America. Amateur Athletes of America, Inc. was a private corporation owned by Linda C. Bergman, wife of Gerald V. Bergman, former corporate Chief Financial Officer and a member of our Board of Directors.

     On February 6, 1998, we issued 1,500,000 shares to Axis Enterprises pursuant to an agreement with Axis Enterprises to provide management services for USA Performance Products, Inc. and to provide financial assistance to us.

     On February 6, 1998, we issued an additional 150,000 shares to Thomas J. Thomas as compensation for legal services performed by him prior to that date.

     On February 6, 1998, we issued 327,900 shares to David Panaia (the Company's Chief Executive Officer, President and a Director) in cancellation of indebtedness in the amount of $6,148.

     On April 16, 1998, we issued 100,000 shares to Bonnie Panaia as compensation for accounting and other services and issued an additional 400,000 shares to her as compensation for her services in connection with the preparation of the infrastructure of our billing and online e-commerce systems. Bonnie Panaia is the daughter of David Panaia, our Chief Executive Officer, President and a Director.

     On April 16, 1998, we issued 25,000 shares to Doug Panaia as compensation for performing manual labor for us prior to that date. Doug Panaia is the brother of David Panaia, our Chief Executive Officer, President and a Director.

     On April 16, 1998, we issued 150,000 shares as compensation for engineering services performed by Jack Enterline for the Company prior to that date. Mr. Enterline requested that the shares be issued in the name of his wife, Karen. At the time these services were performed, Mr. Enterline served as one of our Directors.

     On April 16, 1998, we issued 200,000 shares to Gerald V. Bergman (our Chief Financial Officer at that time) in cancellation of indebtedness in the amount of $12,810.

     On April 16, 1998, we issued 200,000 shares to David Panaia (our Chief Executive Officer, President and a Director) in cancellation of indebtedness in the amount of $12,810.

     On April 16, 1998, we issued an additional 150,000 shares to Thomas J. Thomas as compensation for legal services performed by him prior to that date.

     On January 22, 1999, we issued 60,000 shares to Angela Bergman as compensation for her performing secretarial, receptionist and other services for us. Angela Bergman is the daughter of Gerald V. Bergman and Linda Bergman.

     On January 22, 1999, we issued 30,000 shares to Mr. Brody Brockman as compensation for his performing sales and shipping services.

     On March 4, 1999, we issued an additional 62,000 shares to Axis Enterprises in a privately-negotiated transaction in cancellation of indebtedness to Axis in the amount of $11,780.

     On May 16, 1999, we issued 100,000 shares to Resource Group, NA, Inc. for promotional services performed for us. Thomas DeRita, a member of our Board of Directors, is a shareholder in Resource Group, N.A., Inc.

     On May 16, 1999, we issued 100,000 shares to Lighthouse Communications Group, LLC for Internet development services. Elling Myklebust, a member of our Board of Directors and our Vice President-Internet Technology since February 2000, owns Lighthouse Communications Group, LLC.

     On December 22, 1999, we issued 25,000 shares to Elling Myklebust for Internet development services. Elling Myklebust became a director on February 17, 2000.

     On December 22, 1999, we issued 10,010 shares to Christen Myklebust for Internet development services. Christen Myklebust is the son of Elling Myklebust.

     On December 22, 1999, we issued an additional 1,000 shares to Brodie Brockman for performing sales and shipping services.

     On January 2, 2000, we issued options to our outside legal counsel, Stanley F. Freedman and Sharon M. Link, to purchase up to 25,000 shares each of our Common Stock at an initial exercise price of $1.00 per share as additional compensation for performing legal services in connection with the preparation and filing of our Exchange Act reports for the years 1996, 1997, 1998 and 1999.

     Except as described above, no director, officer or principal securityholder of eCom has or has had a direct or indirect material interest in any transaction to which we are or were a party. We believe that the terms of each of the transactions described above were no less favorable to us than could have been obtained from third parties. However, it should be noted that all stock issuances to affiliates are made at 95% discount from the then market value of our Common Stock. In addition, in the future we will not enter into additional transactions with directors, officers or principal shareholders unless the terms thereof are no less favorable to us than could be obtained from third parties.

                    PRINCIPAL HOLDERS OF COMMON SHARES

     As of the date of this Prospectus, we have a total of 50,000,000 shares of Common Stock authorized at a par value of $.0001, and there are 14,310,675 shares of Common Stock outstanding. The following table sets forth information, as of such date, with respect to the beneficial ownership of our Common Stock by (a) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, (b) the directors and officers of eCom, and (c) the directors and officers of eCom as a group.

                                  Number of        % of Shares
     Name and Address             Shares Owned     Outstanding
     ----------------             ------------     -----------
     David J. Panaia (1)           2,212,400         16.05
     10 Wyndham Lane
     Palm Beach Gardens, FL

     Gerald V. Bergman (2)         1,854,300         13.45
     10692 Hidden Lake Circle
     Palm Beach Gardens, FL

     Thomas DeRita, Jr.              103,800           *
     5770 Whirlaway Road
     Palm Beach Gardens, FL

     Elling J. Myklebust             150,000          1.09
     1600 Jackson Street
     Golden, Colorado 80401

     Axis Enterprises, Ltd.        1,042,030          7.56
     P. O. Box N1201
     Nassau, Bahamas

     All Officers and
     Directors as a Group-4        5,362,530         38.91
     persons
___________________________

* Less than one percent

(1) David J. Panaia, an officer and director of the Company, is the beneficial owner of 400,000 shares held in the name of the Panaia Family Trust and 50,000 shares held in the name of Barbara Panaia, wife of David Panaia.

(2) Gerald V. Bergman, a director of the Company, is the beneficial owner of 1,460,000 shares held in the name of Linda Bergman, wife of Gerald Bergman, and 10,000 shares held by each of three of Mr. Bergman's children.

(3) Thomas DeRita, a director of the Company, is the beneficial owner of 65,000 shares held in the name of Barbara DeRita, wife of Thomas DeRita.


(4) Elling Myklebust, a director of the Company, is the beneficial owner of 100,000 shares held in the name of Lighthouse Communications Group, LLC, a company in which Mr. Myklebust has voting/beneficial control.

                          DESCRIPTION OF SECURITIES

     eCom is authorized to issue 50,000,000 shares of Common Stock with a par value of $.0001. Of these shares, 14,310,675 are issued and outstanding.
All issued shares of Common Stock are fully paid and non-assessable. All shares of Common Stock have one equal non-cumulative vote on all corporate matters which are the proper subjects of such votes. All shares participate equally in any dividends or liquidation distributions. There are no pre-emptive rights relative to the issuance of additional Common Stock. No dividends have ever been paid, and none will be paid for the foreseeable future.

     The Swartz Warrants are exercisable at any time beginning on the date of issuance thereof and ending on a date five years later. The shares of Common Stock underlying the Swartz Warrants, when issued upon exercise in whole or in part, will be fully paid and nonassessable, and we will pay any transfer tax incurred as a result of the issuance of the Common Stock to the holder upon its exercise.

     Each of the Swartz Warrants contains provisions that protect the holder against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. We are not required to issue fractional shares upon the exercise of any Registered Shareholder Warrants. The Swartz Warrants may be exercised upon surrender on or before the expiration date of the relevant Swartz Warrant at the offices of eCom, with an exercise form completed and executed, accompanied by payment of the exercise price for the number of shares with respect to which the Swartz Warrant is being exercised. Each Swartz Purchase Warrant may be exercisable at a price equal to 110% of the market price on the Purchase Period End Date (as such term is defined in the Investment Agreement) and will have semi-annual reset provisions. Each Swartz Commitment Warrant shall be intially exercisable at $2.50. Payment of the Exercise Price may be made by either payment in cash, bank or cashier's check or wire transfer, or a cashless exercise as that term is defined in the Swartz Warrants.

     For the life of each of the Swartz Warrants, the holder thereof has the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of a Swartz Warrant. The Swartz Warrantholder may be expected to exercise the Swartz Warrant at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the Swartz Warrants. Furthermore, the terms on which we could obtain additional capital during the life of the Swartz Warrants may be adversely affected.

     Transfer Agent. We have retained the services of Florida Atlantic Stock Transfer, Inc. ("FAST") to serve as our transfer agent.

                        SWARTZ PRIVATE EQUITY, LLC

     The following table sets forth certain information as of March 31, 2000, with respect to Swartz Private Equity, LLC ("Swartz"). We will not receive any of the proceeds from the sale of the shares by Swartz.

                          Number                                 Number
                          of Shares          Maximum Number      of Shares
                          Beneficially       of Shares to be     Beneficially
                          Owned Prior to     Sold Pursuant to    Owned After
                          Offering (1)       This Prospectus     Offering (2)
Name of Selling         ------------------   ------------------- ------------
 Shareholder            Number     Percent    Number     Percent
------------------------------------------------------------------------------

Swartz                4,810,000(3)  25%(3)  4,810,000(3)  25%(3)    -0-
Private Capital, LLC
Atlanta, GA 30350

-----------------------

(1) Except as otherwise indicated below, beneficial ownership for purposes of this table is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, Swartz has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by it. Includes (solely for purposes of this Prospectus) up to an aggregate of 4,000,000 shares of Common Stock that may be acquired by Swartz in connection with the issuance and sale of shares of Common Stock to Swartz pursuant to the Investment Agreement, 490,000 shares of Common Stock issuable upon exercise of Warrants issued to Swartz and currently exercisable at an exercise price of $2.50 and up to 320,000 shares of Common Stock issuable upon the exercise of warrants that may be issued to Swartz, which shares would not be deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Exchange Act prior to their acquisition by Swartz. See "The Investment Agreement." Based on an aggregate of 14,310,675 shares of Common Stock issued and outstanding as of March 31, 2000.

(2)  Assumes that all of the Shares are sold pursuant to this Prospectus.

(3) As of the date of this Prospectus, Swartz owns no outstanding shares of Common Stock of eCom. This number includes 490,000 shares of Common Stock issuable upon exercise of outstanding warrants which are currently exercisable, which represents less than 3% of the issued and outstanding Common Stock of eCom as of March 31, 2000. Also includes (solely for purposes of this Prospectus) up to an aggregate of 4,000,000 shares of Common Stock that may be acquired by Swartz pursuant to the Investment Agreement (including up to 320,000 shares of Common Stock issuable upon the exercise of warrants that may be issued to Swartz), which shares would not be deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Exchange Act prior to their acquisition by Swartz. See "The Investment Agreement."

     Swartz has not had any material relationship with eCom or any of our affiliates within the past three years other than as a result of the ownership of securities of eCom, through the placement by Swartz or its affiliates of securities of eCom or as a result of the negotiation and the execution of the Investment Agreement and the Registration Rights Agreement. The natural person controlling Swartz is Eric Swartz.

     The shares of Common Stock offered hereby by Swartz were or will be acquired pursuant to the Investment Agreement or upon exercise of the Swartz Warrants. Under the Investment Agreement and the Registration Rights Agreement, we agreed to register the shares of Common Stock offered hereby under the Securities Act, for resale by Swartz to permit their resale by Swartz from time to time to the public without restriction. We will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective until the earlier to occur of (i) the date as of which all of the shares of Common Stock may be resold in a public transaction without volume limitations or other material restrictions without registration under the Securities Act, including without limitation, pursuant to Rule 144 under the Securities Act, or (ii) the date as of which all of the shares of Common Stock offered hereby have been resold.

     We have agreed to pay the expenses incurred (other than broker discounts and commissions, if any) in connection with this Prospectus.

                          PLAN OF DISTRIBUTION

     We have been advised by Swartz that all or a portion of the shares of Common Stock offered by this Prospectus may be offered for sale, from time to time, by Swartz in one or more private or negotiated transactions, in open market transactions on the OTC Bulletin Board, in settlement of short sale transactions, in settlement of option transactions, or otherwise, or a combination of these methods, at prices and terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices or otherwise. Swartz may effect these transactions by selling the shares of Common Stock offered hereby directly to one or more purchasers or to or through other broker-dealers or agents including: (a) in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) in purchases by another broker or dealer and resale by such broker or dealer as a principal for its account pursuant to this Prospectus; (c) in ordinary brokerage transactions; and (d) in transactions in which the broker solicits purchasers. The compensation to a particular underwriter, broker-dealer or agent may be in excess of customary commissions.

     To our knowledge, Swartz has made no arrangement with any brokerage firm for the sale of the shares of Common Stock offered hereby. We have been advised by Swartz that it presently intends to dispose of the shares of Common Stock offered hereby through its own account established at another broker-dealer, or through other broker-dealers in ordinary brokerage transactions at market prices prevailing at the time of the sale. However, depending on market conditions and other factors, Swartz may also dispose of the shares through one or more of the other methods described above. Concurrently with sales under this Prospectus, Swartz may effect other sales of the shares of Common Stock offered hereby under Rule 144 or other exempt resale transactions. There can be no assurance that Swartz will sell any or all of the shares of Common Stock offered hereby.

     Swartz is an "underwriter" within the meaning of the Securities Act, in connection with the sale of the shares offered hereby. Any other broker-dealers or agents who act in connection with the sale of the shares may also be deemed to be underwriters. Profits on any resale of the shares by Swartz and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from Swartz (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with Swartz to sell a specified number of shares of Common Stock offered hereby at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for Swartz, to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to Swartz. Broker-dealers who acquire shares of Common Stock offered hereby as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of shares of Common Stock involved; (c) the price at which such shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and (f) other facts material to the transaction.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares of Common Stock offered hereby may not simultaneously engage in market making activities with respect to the shares for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in the distribution, including stabilization activities in the Common Stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition to and without limiting the foregoing, in connection with transactions in the shares of Common Stock offered hereby, eCom and Swartz may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 thereof and, insofar as eCom and Swartz are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the shares of Common Stock offered hereby.

     Swartz has agreed that it will not create or increase a net short position with respect to the Common Stock, provided however, that Swartz may enter into any short sale or other hedging or similar arrangement it deems appropriate with respect to put shares after it receives a put notice, so long as such sales or arrangements do not involve more than the number of put shares in the put notice. Swartz has further agreed that it will not engage in any trading practice or activity for the purpose of manipulating the price of the Common Stock or otherwise engage in any trading practice or activity that violates the rules and regulations of the SEC.

     Swartz will pay all commissions, transfer taxes and other expenses associated with the sales of shares of Common Stock by Swartz. The shares offered hereby are being registered pursuant to contractual obligations of eCom, and we have agreed to pay the expenses of the preparation of this Prospectus. We have also agreed to indemnify Swartz against certain liabilities, including, without limitation, liabilities arising under the Securities Act.

     We may not receive any proceeds from the exercise of the Swartz Warrants, if the warrants are exercised pursuant to a cashless exercise by Swartz. We will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby by Swartz.

     In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock offered hereby may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock offered hereby may not be sold unless such shares have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

     The Common Stock of eCom is currently traded on the OTC Bulletin Board under the symbol "ECEC."

                             EXPERTS AND COUNSEL

     The audited financial statements of eCom eCom.com, Inc. in this Prospectus have been audited by Hafer & Gilmer, P.A., 251 Royal Palm Way, Palm Beach, Florida 33480, independent certified public accountants, to the extent and for the periods set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The audited financial statements of Star Dot Marketing, Inc. in this Prospectus have been audited by Hood & Strong, LLP, 101 California St., San Francisco, CA 94111, independent certified public accountants, to the extent and for the periods set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The law firm of Krys, Boyle, Freedman & Sawyer, P.C., 600 17th Street, Suite 2700S, Denver, Colorado 80202 represented us in connection with certain legal matters regarding the Offering, including the preparation of this Prospectus.

     On January 2, 2000, we issued options to our outside legal counsel, Stanley F. Freedman and Sharon M. Link (attorneys with the law firm of Krys, Boyle, Freedman & Sawyer, P.C.), to purchase up to 25,000 shares each of our Common Stock at an initial exercise price of $1.00 per share as additional compensation for performing legal services in connection with the preparation and filing of our Exchange Act reports for the years 1996, 1997, 1998 and 1999. The options expire on January 2, 2005.

     Each of the experts named above has consented to being named in this Prospectus and to inclusion within this Prospectus of information provided in its report.

                        ADDITIONAL INFORMATION

     eCom has filed with the SEC a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration statement") under the Securities Act relating to the Shares being offered pursuant to this Prospectus. For further information pertaining to the shares of Common Stock to which this Prospectus relates, reference is made to such Registration statement. This Prospectus constitutes the Prospectus of eCom filed as a part of the Registration statement and it does not contain all information set forth in the Registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the SEC. In addition, we are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. Reports and proxy and information statements filed pursuant to
Section 14(a) and 14(c) of the Exchange Act and other information filed with the SEC as well as copies of the Registration statement can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Midwest Regional Office at 500 West Madison Street, Chicago, Illinois 60606 and Northeast Regional Office at 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be obtained electronically by visiting the SEC's website on the Internet at http://www.sec.gov. The Common Stock of eCom is traded on the OTC Bulletin Board under the symbol "ECEC."

     Our fiscal year is June 1 to May 31. We will provide shareholders with quarterly reports of operations, including unaudited financial statements. We will provide shareholders with annual reports of operations, including audited financial statements.

                                   CONTENTS

                                                                       Page

eCom eCom.com, Inc. Financial Statements
----------------------------------------

     Report of Independent Auditors ................................   F-2
     Consolidated Balance Sheets for fiscal years ended
       May 31, 1999 and 1998 .......................................   F-3
     Audited Consolidated Statements of Operations for the fiscal
       years ended May 31, 1999 and 1998 ...........................   F-4
     Audited Consolidated Statements of Stockholders' Equity for
       the fiscal years ended May 31, 1999 and 1998 ................   F-5
     Audited Statements of Cash Flows for the fiscal years ended
       May 31, 1999 and 1998 .......................................   F-6
     Notes To Consolidated Financial Statements ....................   F-7

     Unaudited Consolidated Balance Sheet for the nine months
       ended February 29, 2000 .....................................   F-13
     Unaudited Consolidated Statements of Operations for the
       nine month periods ended February 29, 2000 and
       February 28, 1999 ...........................................   F-14
     Unaudited Consolidated Statements of Cash Flow for the
       nine month periods ended February 29, 2000 and
       February 28, 1999 ...........................................   F-15
     Notes to Consolidated Financial Statements for the nine
       month periods ended February 29, 2000 and
       February 28, 1999 ...........................................   F-16


Star Dot Marketing, Inc. Financial Statements
---------------------------------------------

     Independent Auditors' Report ..................................   F-17
     Balance Sheet for fiscal years ended May 31, 1999 and 1998 ....   F-18
     Statement of Operations for fiscal years ended May 31,
       1999 and 1998 ...............................................   F-19
     Statement of Stockholders' Deficit for fiscal years ended
       May 31, 1999 and 1998 .......................................   F-20
     Statement of Cash Flows for fiscal years ended May 31,
       1999 and 1998 ...............................................   F-21
     Notes to Financial Statements .................................   F-22

Pro Forma Financial Statements
------------------------------

     Proforma Consolidated Balance Sheets for fiscal years
       ended May 31, 1999 and 1998 and nine months ended
       February 29, 2000 ...........................................   F-25
     Proforma Consolidated Statements of Operations for fiscal
       years ended May 31, 1999 and 1998 and nine months
       ended February 29, 2000 .....................................   F-28
     Notes to Proforma Financial Statements ........................   F-31

                        Report of Independent Auditors



Board of Directors and
Stockholders of eCom eCom.com, Inc.


We have audited the consolidated balance sheets of eCom eCom.com, Inc. as of May 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eCom eCom.com, Inc. as of May 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements the Company has incurred net losses since its inception and has experienced liquidity problems. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters are described in Note N. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ Hafer & Gilmer
Hafer & Gilmer



August 24, 1999

ECOM ECOM.COM, INC.
CONSOLIDATED BALANCE SHEETS
MAY 31, 1999 AND 1998


                                             May 31, 1999     May 31, 1998
                                             ------------     ------------
Assets
Current assets
Cash and cash equivalents                     $  105,857       $   89,542
Accounts receivable                               19,155            7,315
Inventories                                      155,893           85,155
Prepaid expense                                   15,749           34,580
                                              ----------       ----------
Total current assets                             296,654          216,592

Property and equipment                            97,263           70,980
Intangible assets                                 67,135           25,309
Deferred charges                                       0            2,818
Other assets                                       6,773            7,862
                                              ----------       ----------
Total assets                                  $  467,825       $  323,561
                                              ==========       ==========
Liabilities
Current liabilities
Accounts payable and accrued expenses         $  130,683       $  131,704
Current portion of notes payable                 100,000          130,214
Current portion of accrued interest                5,937           10,600
                                              ----------       ----------
Total current liabilities                        236,620          272,518

Loans from stockholders                          212,344          101,600
Notes payable, less current portion                7,295           13,500
Accrued interest, less current portion                 0            1,314
                                              ----------       ----------
Total liabilities                                456,259          388,932
                                              ----------       ----------
Stockholders' equity

Common stock, $.0001 par value:
    Authorized -  50,000,000 shares;
    Issued - 12,883,600 shares in 1999
    and 11,894,600 shares in 1998                  1,288            1,189
Additional paid-in capital                       935,284          484,361
Accumulated deficit                             (920,006)        (545,921)
Less treasury stock - at cost 2,000
    shares at May 31, 1999                        (5,000)          (5,000)
                                              ----------       ----------
Total stockholders'  equity                       11,566          (65,371)
                                              ----------       ----------
Total liabilities and stockholders' equity    $  467,825       $  323,561
                                              ==========       ==========


See notes to financial statements.

ECOM ECOM.COM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MAY 31, 1999 AND 1998






                                             Year Ended       Year Ended
                                             May 31, 1999     May 31,1998
                                             ------------     -----------
Revenues

Net sales                                     $  228,613       $  149,582
Cost of sales                                    148,344          100,988
                                              ----------       ----------
Total revenues                                    80,269           48,594

Other operating expenses
Sales and marketing                              176,376           23,298
Product redevelopment                             34,347                0
General and administrative                       187,166          122,455
Depreciation and amortization                     43,591           28,378
                                              ----------       ----------
Total operating expenses                         441,480          174,131
                                              ----------       ----------
Loss from operations                            (361,211)        (125,537)

Interest expense                                  12,874           17,514
                                              ----------       ----------
Net loss                                      $ (374,085)      $ (143,051)
                                              ==========       ==========


Net loss per common share                     $    (.03)       $     (.02)
                                              =========        ==========

Weighted average shares outstanding           12,233,142         7,430,045















See notes to financial statements.

ECOM ECOM.COM, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED MAY 31, 1999 AND 1998



                Number of            Addi-                           Total
                Shares               tional     Accumu-              Stock
                Issued and           Paid-in    lated      Treasury  holders'
                Outstanding  Amount  Capital    Deficit    Stock     Equity
                -----------  ------ --------- -----------  -------- ---------
Balance at
 May 31, 1997     6,000,600  $  600 $ 299,690 $  (402,870) $     -  $(102,580)

Purchase of
 Treasury stock      (2,000)      -         -           -   (5,000)    (5,000)

Issuance of
 common stock     5,894,000     589   184,671           -        -    185,260

Net loss, year
 ended May 31,
 1998                     -       -         -    (143,051)       -   (143,051)
                 ----------  ------ --------- -----------  -------  ---------
Balance,
 May 31, 1998    11,892,600   1,189   484,361    (545,921)  (5,000)   (65,371)

Issuance of
 common stock       989,000      99   450,923           -         -   451,022

Net loss, year
 ended May 31,
 1999                     -       -         -    (374,085)       -   (374,085)
                 ----------  ------ --------- -----------  -------  ---------
Balance May 31,
 1999            12,881,600  $1,288 $ 935,284 $  (920,006) $(5,000) $  11,566
                 ==========  ====== ========= ===========  =======  =========

















See notes to financial statements.

ECOM ECOM.COM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED MAY 31, 1999 AND 1998



                                              Year Ended       Year Ended
                                              May 31,1999      May 31,1998
                                              -----------      -----------
Cash flows from operating activities

Net loss                                      $ (374,085)      $ (143,051)

Reconciling adjustments:
Amortization                                      18,654           12,092
Depreciation                                      24,937           16,286
(Increase) in receivables                        (11,840)          (4,251)
(Increase) in inventories                        (70,738)          (7,209)
Decrease (increase) in prepaid expenses           18,831          (32,580)
Decrease (increase) in other assets                1,089           (7,862)
Increase (decrease) in accounts payable           (1,021)          52,243
Increase (decrease) in accrued expenses                0          (40,000)
(Decrease) in accrued interest                    (5,977)         (12,943)
                                              ----------       ----------
                                                 (26,065)         (24,224)

Net cash used by operating activities           (400,150)        (167,275)
                                              ----------       ----------
Cash Flows From Investing Activities
Acquisition of property and equipment            (51,220)         (34,372)
Acquisition of intangible assets                 (57,662)               0
                                              ----------       ----------
Net cash used by investing activities           (108,882)         (34,372)

Cash Flows From Financing Activities
Capital contributions                            451,021          180,260
Notes payable                                    (36,419)          74,519
Loans from stockholders                          110,745           35,600
                                              ----------       ----------

Net cash provided by financing activities        525,347          290,379
                                              ----------       ----------
Net increase in cash                              16,315           88,732

Cash balance, beginning of period                 89,542              810
                                              ----------       ----------
Cash balance, end of period                   $  105,857       $   89,542
                                               ==========      ==========






See notes to financial statements.

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MAY 31, 1999 AND 1998



NOTE A:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
---------------------
The Company maintains its accounts on the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Consolidation
-------------
The consolidated financial statements of the Company include the accounts of USA Performance Products, Inc. The Company formed USA Performance Products, Inc. as a separate wholly-owned subsidiary on January 20, 1998 and transferred all assets related to the manufacture and sale of the Viper M1 paintball marker and accessories to this new corporation. See note L.

Revenue Recognition
-------------------
Revenues are derived primarily from the sale of paintball markers and accessories and this revenue is recognized at the time title is transferred which is normally on shipment of the goods. With respect to the Company's sporting events operations, revenue is recognized at the time the underlying event is held.

Depreciation
------------
The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed using the straight-line method.

Amortization
------------
Intangible assets consisting of rights to technology and associated trademarks are amortized using the straight-line method over five years.

Inventories
-----------
Inventories are stated at the lower of cost or market using the first in first out method. See Note C.

NOTE B: CASH EQUIVALENTS

Cash equivalents consist of cash credits received in connection with the sale of All American Bowl Sponsorship Promotional Packages to Itex Corporation. These cash credits will be used for the purchase of products and/or services provided by other Itex clients.

COM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)
MAY 31, 1999 AND 1998



NOTE C: INVENTORIES

Inventories consist of merchandise acquired for sale by the Company's USA SportsNet business unit in addition to paintball markers and accessories. Inventories are carried at cost which is considered to be less than market value.

NOTE D: PREPAID EXPENSE

Prepaid expense includes amounts paid for commercial insurance and advertising.

NOTE E:  PROPERTY AND EQUIPMENT

The following is a summary of property and equipment recorded in the financial statements at cost less depreciation as of May 31, 1999 and 1998:

                                            May 31, 1999   May 31, 1998
                                            ------------   ------------
     Computer hardware                       $  60,858      $  32,245
     Computer software                          28,584         10,564
     Furniture, fixtures and equipment          22,948         21,072
     Tools, dies and fixtures                   54,928         52,217
                                             ---------      ---------
          Total cost                           167,318        116,098

     Less: accumulated depreciation             70,055        (45,118)
                                             ---------      ---------
     Total net property and equipment        $  97,263      $  70,980
                                             =========      =========

The useful lives assigned to property and equipment to compute depreciation are:

     Computer hardware                    5 years
     Computer  software                   5 years
     Furniture, fixtures and equipment    7 years
     Tools, dies and fixtures             5 years

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)
MAY 31, 1999 AND 1998



NOTE F: INTANGIBLE ASSETS

During the year ended May 31, 1996, the Company acquired the assets of Performance Paintball Products, Inc. Included in the purchase were exclusive rights to use of the Viper name and related technology used in the manufacture of the Viper M1 paintball marker. The total cost of these rights are valued at $54,134 less accumulated amortization of $32,639 and $22,146 at May 31, 1999 and 1998, respectively.

During 1999, the Company acquired the rights to the toll free telephone number, 800-724-6822, and marketed as 1 800 PAINTBALL. The Company paid $20,000 in cash and 100,000 shares of the Company's common stock. This asset is reflected in the balance sheet at a gross cost of $40,000 less accumulated amortization of $5,000 and $0, as of May 31, 1999 and 1998, respectively. This asset is amortized over a 5 year life. Also during 1999, the Company acquired two internet websites. AclassifiedAd and Swapandshop for $11,200. This asset is being amortized over 5 years and accumulated amortization was $560 and $0 as of May 31, 1999 and 1998, respectively.

NOTE G: OTHER ASSETS

Other assets consist primarily of deposits. In 1998, this included an advance to an officer of the company which was fully liquidated in 1999.

NOTE H: NOTES PAYABLE AND LOANS FROM STOCKHOLDERS

The Company's notes payable consist of the following as of May 31,:

                                                 1999         1998
                                              ---------    ---------
Stratex Corporation (due September 2000,
 interest at prime plus 6%, secured)          $ 100,000    $ 100,000

MME (due on demand, interest at 12.25%
per annum, unsecured)                             7,295       13,500

Other (due September 98, unsecured,
 non-interest bearing)                                0       30,214


Security for the Stratex loan consists of the rights to the Viper M1 paintball marker including its names and technology used in its manufacture.

Loans from Stockholders consist of advances provided to the Company by the Chief Executive officer and such loans are unsecured and no interest is charged on such advances.

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)
MAY 31, 1999 AND 1998



NOTE I: COMMITMENTS AND CONTINGENCIES

The Company leases its manufacturing and office facilities under an operating lease which expires June 30, 2001. Rent expense approximated $32,800 and $22,800 for the years ended May 31, 1999 and 1998, respectively. Future minimum operating lease payments as of May 31, 1999 are:


          Year ended May 31,              Total
          ------------------            ----------
               2000                     $   38,160
               2001                         41,976
                                        ----------
     Total minimum lease payments       $   80,136
                                        ==========

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's financial position or results of operations.

NOTE J: ISSUANCE OF COMMON STOCK

During the year, the Board of Directors authorized the issuance of 5,999,400 shares of common stock. These newly-issued shares were designated to pay for certain management, financial, marketing and other business related services, to allow certain creditors of the Company to trade their debt for equity and to effect a tax-free acquisition of the assets of Amateur Athletes of America,
Inc.  11,894,600 shares were issued as of May 31, 1998.   2,000 shares were
purchased for the treasury. During the year ended May 31, 1999, the Board of Directors authorized the issuance of 989,000 shares of Common Stock. These issuances primarily were to allow certain creditors of the Company to trade their debt for equity and to pay for management, financial, marketing and other business related services.

NOTE K: RELATED PARTY TRANSACTIONS

In January 1998, the Company's Board of Directors approved an agreement with Axis Enterprises, Ltd., a Bahamian corporation of Nassau, Bahamas, to retain Axis for a period of three years to provide certain financing, marketing and management services in support of the Company's subsidiary, USA Performance Products, Inc. In exchange for performance of these services, Axis was granted 1,500,000 shares of common stock. The final marketing and management agreement was executed in April 1998. In 1999, the Company issued 150,000 shares of common stock in cancellation of indebtedness of $111,780.

Derek D. Panaia, son of David J. Panaia, CEO of the Company, was retained as a consultant to provide management oversight of USA Performance Products. In connection with this agreement, Derek Panaia was granted 400,000 shares of common stock in return for his services.

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)
MAY 31, 1999 AND 1998


NOTE K:  RELATED PARTY TRANSACTIONS (CONT'D)

Stratex Corporation has a loan to the Company in the amount of $100,000 (see Note H). Stratex Corporation is owned by Derek D. Panaia, son of David J. Panaia, Chief Executive Officer of the Company.

On February 27, 1998, the Company acquired certain assets of Amateur Athletes of America, Inc. in a tax-free exchange of assets for stock. The Company acquired all rights to the ProCard and ComCard plus certain Internet-based sports equipment exchange concepts in exchange for one million shares of common stock. The ProCard and ComCard are prepaid telephone cards with unique medical features which are marketed through youth athletic organizations. A portion of the stock was used for payment of a note held by Amateur Athletes of America. Amateur Athletes of America, Inc. was a private corporation owned by Linda C. Bergman, wife of Gerald V. Bergman, former Treasurer and a member of the Company's Board of Directors.

In May 1999, the Company issued 100,000 shares to Resource Group, Inc. in exchange for promotional and related consulting services. Resource Group, Inc. is a public relations and promotional firm of which a member of the Board, Mr. Thomas DeRita, is a principal.

NOTE L: BUSINESS SEGMENTS

The Company's reportable segments are strategic business units that offer different products and services. The Company has three reportable segments: paintball products, sports events, and Internet commerce. The paintball segment produces a mid-priced paintball marker. The event segment has produced the All American Bowl, a national high school football all-star game. The Internet segment develops and operates internet websites including the ECEC Trading Club.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. There have been no intersegment sales or transfers. Revenues from sale of the Company's paintball products over the Internet are reported within the paintball segment. Internet revenues for 1998 consist principally of advertising sold through barter transactions.

Following is a summary of segment information:

                                  Sports   Internet   All
                     Paintball    Events   Commerce   Others(a)   Totals
                     ---------  ---------  ---------  ---------  ---------
May 31, 1999
------------
Revenues             $ 228,613  $       -  $      -   $      -   $ 228,613
Interest expense        12,874          -         -          -      12,874
Depreciation            10,915          -         -     14,022      24,937
Amortization            10,493          -         -      8,161      18,654
Segment profit (loss) (114,357)    (8,230) (120,501)  (130,997)   (374,085)
Segment assets         177,293          0    60,048    230,484     467,825

ECOM ECOM.COM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTD.)
MAY 31, 1999 AND 1998



NOTE L: BUSINESS SEGMENTS (CONT'D)

                                  Sports   Internet   All
                     Paintball    Events   Commerce   Others(a)   Totals
                     ---------  ---------  ---------  ---------  ---------
May 31, 1998
------------
Revenues             $  52,139  $  17,289  $ 80,000   $      -   $ 149,582
Interest expense        14,310          -         -      3,204      17,514
Depreciation            10,063          -         -      6,223      16,286
Amortization             9,492          -         -      2,600      12,092
Segment profit (loss)  (64,723)   (64,894)   58,400    (71,834)   (143,051)
Segment assets          76,676          -    80,123    166,762     323,561


(a) Includes amounts not allocated to operating segments.


NOTE M: RECOVERABILITY OF ASSETS AND GOING CONCERN

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company's continued existence is dependent upon its ability to secure financing or its ability to generate sufficient cash flows through operations to meet its operating costs and repay current obligations as they come due.
In April of 1999, the Company entered into a financing agreement with a third party whereby the Company may sell to the third party and that third party must buy a number of the Company's shares of common stock, subject to restrictions (the "Put Option"). The more salient of the restrictions under the Put Option includes that the Company must first register the shares which may be subject to the put and the number of the shares which may be put to the third party in any 30 day period is dependent upon the Company's share price as determined on the OTC Bulletin Board and volume of trading activity. The Company can make no assurances that it will be successful in registering the subject shares or that the market in the Company's stock will remain adequate to allow the Company to raise necessary funds through the use of the Put Option.

NOTE N:  INCOME TAXES

No provision for federal and state income taxes has been recorded because our company has incurred net operating losses since inception. Our net operating loss carry-forwards as of May 31, 1999 total $920,006. These carry-forwards will be available to offset future taxable income and expire beginning in 2010. We do not believe that the realization of the related net deferred tax asset meets the criteria required by generally accepted accounting principles and, accordingly, the deferred income tax asset arising from such loss carryforwards have been fully reserved.

                              ECOM ECOM.COM, INC.
                          CONSOLIDATED BALANCE SHEETS
                       FEBRUARY 29, 2000 AND MAY 31, 1999


                                           February 29, 2000   May 31, 1999
                                           -----------------   ------------
      Assets                                   (Unaudited)

Current Assets

Cash                                         $      45,082   $     105,857
Accounts receivable                                 13,116          19,155
Inventories                                        360,107         155,893
Prepaid expense                                     75,503          15,749
                                             -------------   -------------
Total current assets                               493,808         296,654

Property and equipment                             145,732          97,263
Intangible assets                                   51,335          67,135
Other assets                                         3,442           6,773
                                             -------------   -------------
Total assets                                 $     694,317   $     467,825
                                             =============   =============
      Liabilities

Current liabilities

Accounts payable and accrued expenses        $    730,280    $     130,683
Current portion of notes payable                  100,000          100,000
Current portion of accrued interest                16,730            5,937
                                             -------------   -------------
Total current liabilities                         847,010          236,620

Loan from stockholders                            576,032          212,344
Notes payable, less current portion                 7,295            7,295
                                             -------------   -------------
Total liabilities                               1,430,337          456,259
                                             -------------   -------------
      Stockholders' equity

Common stock, $.0001 par value:
     Authorized - 50,000,000 shares;
     Issued - 13,877,165 shares at
     February 29, 2000 and 12,883,600
     shares at May 31, 1999                         1,388            1,288
Additional paid-in capital                      1,763,113          935,284
Accumulated deficit                            (2,495,521)        (920,006)
Less treasury stock at cost, 2,000 shares          (5,000)          (5,000)
                                             -------------   -------------
Total stockholders' equity                       (736,020)          11,566
                                             -------------   -------------
Total liabilities and stockholders' equity   $    694,317    $     467,825
                                             ============    =============


   See notes to financial statements.

                              ECOM ECOM.COM, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
       Nine-Month Periods Ended February 29, 2000 and February 28, 1999
                                (Unaudited)


                                       Nine Months          Nine Months
                                          Ended                Ended
                                    February 29, 2000    February 28, 1999
                                    -----------------    -----------------

Net sales                             $   1,379,444        $     135,078
Cost of sales                             1,284,417               79,909
                                      -------------        -------------
Gross profit                                 95,027               55,169
                                      -------------        -------------
Other operating expenses

Sales and marketing                         651,595               66,340
Product development                         421,154                    0
General and administrative                  538,068              113,446
Depreciation and amortization                48,931               26,841
                                      -------------        -------------
Total operating expenses                  1,659,748              206,627
                                      -------------        -------------
Loss from operations                     (1,564,721)            (151,458)

Interest expense                             10,793               11,896
                                      -------------        -------------
Net loss                              $  (1,575,514)       $    (163,354)
                                      =============        =============

Net loss per common share
 (primary and diluted)                $       (.119)       $       (.013)
                                      -------------        -------------

Weighted average shares outstanding      13,242,500           12,253,100
                                      -------------        -------------

















   See notes to financial statements.

                              ECOM ECOM.COM, INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
         Nine-Month Periods Ended February 29, 2000 and February 28, 1999
                                (Unaudited)

                                          Nine Months          Nine Months
                                             Ended                Ended
                                       February 29, 2000    February 28, 1999
                                       -----------------    -----------------

Cash flows from operating activities

Net loss                                   $  (1,575,514)    $    (163,354)

Reconciling adjustments:
Depreciation and amortization                     48,931            26,841
(Increase) Decrease in:
Accounts receivable                                6,039           (14,258)
Inventories                                     (204,214)          (68,472)
Prepaid expense                                  (59,754)           25,393
Other assets                                       3,331            (1,743)
Increase (Decrease) in:
Accounts payable and accrued expenses            599,597             6,554
Accrued interest                                  10,793            (6,955)
                                           -------------     -------------
Net cash used by operating activities         (1,170,791)         (195,994)
                                           -------------     -------------

Cash flows from investing activities

Acquisition of property and equipment            (81,602)          (20,071)
Acquisition of intangible assets                       0           (17,879)
                                           -------------     -------------
Net cash used by investing activities            (81,602)          (37,950)
                                           -------------     -------------

Cash flows from financing activities

Capital contributions                            827,929           211,826
Notes payable                                          0            (4,317)
Loans from stockholders                          363,689            95,745
                                           -------------     -------------
Net cash provided by financing activities      1,191,618           303,254
                                           -------------     -------------
Net increase (decrease) in cash                  (60,775)           69,310

Cash balance, beginning of period                105,857            89,542
                                           -------------     -------------

Cash balance, end of period                $      45,082     $     158,852
                                           =============     =============




      See notes to financial statements.

                           ECOM ECOM.COM, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                February 29, 2000 and February 28, 1999
                              (Unaudited)

NOTE 1 - UNAUDITED INTERIM INFORMATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended February 29, 2000 are not necessarily indicative of the results that may be expected for the year ending May 31, 2000. For further information, refer to the financial statements and footnotes thereto included in the Company's Form 10-KSB for the year ended May 31, 1999.

NOTE 2 - BUSINESS SEGMENTS

The Company's reportable segments are strategic business units that offer different products and services. The Company currently has two reportable segments: paintball products and Internet commerce. The paintball segment produces a mid-priced paintball marker and distributes related accessories. The Internet segment develops and operates Internet web sites including the eCom eCom Super Hub. There have been no intersegment sales or transfers. Revenues from sales of the Company's paintball products over the Internet are reported within the paintball segment. Internet revenues consist of the sale of products through the auction web site and fees from eCom eCom B2B Plus services.

Following is a summary of segment information:

                     Nine Months Ended February 29, 2000

                       Total      Paintball     Internet    All Other (a)

Revenues             1,379,444    1,376,083         3,361
Interest                10,793       10,793
Depreciation and
 Amortization           48,931       25,192        19,724        4,015
Profit (Loss)       (1,575,514)    (115,000)   (1,170,847)    (289,667)
Assets                 694,317      495,151       149,222       49,944


                     Nine Months Ended February 28, 1999

                       Total      Paintball     Internet    All Other (a)

Revenues              135,078       135,078
Interest               11,896        10,540                      1,355
Depreciation and
 Amortization          26,841        19,411                      7,430
Profit (Loss)        (163,354)      (56,295)     (10,000)      (97,059)
Assets                463,060       148,992       11,700       302,368
_________________
(a)  Includes amounts not allocated to operating segments.

Independent Auditors' Report


THE BOARD OF DIRECTORS
STAR DOT MARKETING, INC.
San Francisco, California


We have audited the accompanying balance sheet of STAR DOT MARKETING, INC. (the "Company") as of May 31, 1999 and 1998 and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Board's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant esti mates made by management, as well as evaluating the overall financial state ment presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Star Dot Marketing, Inc. as of May 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/s/ Hood & Strong LLP




September 10, 1999

                           Star Dot Marketing, Inc.

                                Balance Sheet



May 31,                                          1999          1998
-------                                       ----------    ----------

Assets

Current Assets:

    Cash                                      $    3,345    $    9,850
    Accounts receivable, net of
      allowance for doubtful accounts
      of $8,000 in 1999 and $7,000 in 1998        64,194        89,878
    Inventories                                  215,031       266,678
    Prepaid expenses and other assets             11,219        13,333
                                              ----------    ----------
       Total current assets                      293,789       379,739

Property and Equipment, net                        8,343        21,749
                                              ----------    ----------

                                              $  302,132    $  401,488
                                              ==========    ==========

Liabilities and Stockholders' Deficit

Current Liabilities:

    Accounts payable                          $    49,671    $    56,236
    Accrued interest payable                       94,931         27,727
    Accrued commissions                            13,756         14,757
    Due to stockholders                           248,496      1,181,969
                                              -----------    -----------
       Total current liabilities                  406,854      1,280,689
                                              -----------    -----------

Stockholders' Deficit:

    Common stock, no par value,
      2,000,000 shares authorized;
      issued and outstanding -
      409,091 in 1999 and
      100,000 in 1998                          1,230,000         210,000
    Additional paid in capital                    40,000          40,000
    Accumulated deficit                       (1,374,722)     (1,129,201)
                                              -----------     -----------

       Total stockholders' deficit              (104,722)       (879,201)
                                              -----------     -----------

                                             $   302,132     $   401,488
                                             ============    ===========

The accompanying notes are an integral part of this statement.

                           Star Dot Marketing, Inc.

                           Statement of Operations



For the Years Ended May 31,                          1999          1998
---------------------------                      -----------    -----------

Net Sales                                        $   542,003    $   599,218

Cost of Goods Sold                                   233,682        306,922
                                                 -----------    -----------

            Gross profit                             308,321        292,296
                                                 -----------    -----------

General and Administrative Expenses:

      Salary and related benefits                    271,910        258,277
      Commission expense                             114,409        112,686
      Other operating expenses                       101,194        208,221
                                                 -----------    -----------

                                                     487,513        579,184

Other Income (Expense), net                          (65,529)       (25,236)
                                                 -----------    -----------

Loss Before Provision for State Income Taxes        (244,721)      (312,124)

Provision for State Income Taxes                         800            800
                                                 -----------    -----------

Net Loss                                         $  (245,521)   $  (312,924)
                                                 ===========    ===========

















The accompanying notes are an integral part of this statement.

                           Star Dot Marketing, Inc.

                      Statement of Stockholders' Deficit





For the Years Ended May 31, 1999 and 1998
-----------------------------------------

                               Common Stock           Additional                   Total
                            -------------------        Paid-in     Accumulated   Stockholders'
                             Shares      Amount        Capital      Deficit        Deficit

Balance - May 31, 1997       100,000    $  210,000     $ 40,000    $  (816,277)   $ (566,277)

Net Loss for the Year
   Ended May 31, 1998                                                 (312,924)     (312,924)
                             -------    ----------     --------    -----------    ----------
Balance - May 31, 1998       100,000       210,000       40,000     (1,129,201)     (879,201)

Common Stock Issued          309,091     1,020,000                                 1,020,000

Net Loss for the Year
   Ended May 31, 1999                                                 (245,521)     (245,521)
                             -------    ----------     --------    -----------    ----------
Balance - May 31, 1999       409,091    $1,230,000    $ 40,000     $(1,374,722)   $ (104,722)
                             =======    ==========    ========     ===========    ==========
























The accompanying notes are an integral part of this statement.

                           Star Marketing, Inc.

                         Statement of Cash Flows




Years Ended May 31,                                       1999       1998
-------------------                                    ----------  ---------

Cash Flows from Operating Activities:
   Net loss                                            $ (245,521) $(312,924)
                                                       ----------  ---------

   Adjustments to reconcile net loss to net cash
     used by operating activities:
       Depreciation                                        14,713     13,964
       Allowance for doubtful accounts                      1,000      7,000
       Loss on disposition of equipment                       433
   Changes in assets and liabilities:
       Decrease (increase) in account receivables          24,684    (55,006)
       Decease (increase) in inventories                   51,647     (3,518)
       Decrease (increase) in prepaid expenses
         and other assets                                   2,114       (874)
      Increase in accounts payable and accrued expenses    59,638     31,342
                                                       ----------  ---------
         Total adjustments                                154,229     (7,092)
                                                       ----------  ---------
      Net cash used by operating activities               (91,292)  (320,016)
                                                       ----------  ---------
Cash Flows from Investing Activities:
   Purchase of equipment                                   (1,740)    (8,368)
                                                       ----------  ---------
Cash Flows from Financing Activities:
   Borrowings from stockholders                            86,527    333,200
                                                       ----------  ---------
Net (Decrease) Increase in Cash                            (6,505)     4,816

Cash - Beginning of year                                    9,850      5,034
                                                       ----------  ---------
Cash - End of year                                     $    3,345  $   9,850
                                                       ==========  =========
Supplemental Disclosure of Cash Flow Information:
   Income taxes paid                                   $      800  $     800
                                                       ==========  =========
Non-Cash Transaction
   Conversion of due to stockholders to common stock   $1,020,000
                                                       ==========








The accompanying notes are an integral part of this statement.

                           Star Dot Marketing, Inc.

                         Notes to Financial Statements



Note 1- Nature of Operations:

Star Dot Marketing, Inc (the Company) is engaged in the business of selling sports-related memorabilia. The Company has agreements with retailers, primarily major league franchises, who sell the Company's goods on a consignment basis. These agreements are cancelable with a thirty day written notice. The Company also, on a smaller scale, sells its merchandise on a direct basis.

Note 2 - Summary of Significant Accounting Policies:

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reported period. Actual results could differ from those estimates.

A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

     Cash:
     ----

     Cash consists of deposits in banks and other financial institutions having original maturities of less than ninety days.

     Allowance for Doubtful Accounts:
     -------------------------------

     It is the policy of management to review the outstanding accounts receivable at year end, as well as the bad debt write offs experienced in the past, and establish an allowance for doubtful accounts for uncollectible amounts.

     Inventories:
     -----------

     Inventories are stated at the lower of cost or market. Cost is computed by the first-in, first-out (FIFO) method.

     Depreciation and Amortization Methods:
     -------------------------------------

     Property and equipment are stated at cost. Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets which are generally 3 years.

                           Star Dot Marketing, Inc.

                         Notes to Financial Statements
                                 (Continued)



Note 2 - Summary of Significant Accounting Policies (Continued):

     Income Taxes:
     ------------

     The Company has elected to be taxed as an S Corporation on its federal and California income tax returns. As an S corporation, the Company is generally not subject to federal income tax and is subject to California income tax at a reduced rate. Accordingly, the provision for income taxes reflects only the California income tax.

Note 3 - Property and Equipment:

At May 31, 1999 and 1998, property and equipment is as follows:

                                        1999        1998

     Computer equipment               $ 34,086    $ 45,335
     Office equipment                    2,048       2,048
     -----------------------------------------------------
                                        36,134      47,383
     Accumulated depreciation           27,791      25,634
     -----------------------------------------------------

                                      $  8,343    $ 21 749
     -----------------------------------------------------

Depreciation expense amounted to $14,713 and $13,964 for the years ended May 31, 1999 and 1998, respectively.

Note 4 - Commitments:
The Company leases office space under a non-cancelable lease agreement which terminated at July 31, 1999. The leasing of this office space is now on a month to month basis. The monthly rental amount is $2,595.

Note 5- Due to Stockholders:
Over the past several years certain stockholders have made advances to the Company. These advances are unsecured, bear interest at an annual rate of 5.63% and are due on demand. Effective May 31, 1999 the Company converted $1,020,000 of advances due to stockholders to contributed capital. 309,091 shares of common stock were issued by the Company to the stockholders.

                           Star Dot Marketing, Inc.

                         Notes to Financial Statements
                                 (Continued)



Note 6 - Concentration of Risk:

Financial Instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivables. Credit risk is substantially mitigated by the Company's historically short collection periods.

The Company currently makes approximately 50% of its merchandise sales to one company. As of May 31, 1999 and 1998, accounts receivable from this Company totaled approximately $8,500 and $18,000, respectively.

Note 7 - Subsequent Event:

As of the report date, the Company's stockholders are in negotiations to sell all of their shares of common stock to an unaffiliated company. Under the terms of the purchase agreement, the individual stockholders are to receive shares of common stock issued by the unaffiliated company in exchange for all the common stock of the Company. In addition, any remaining debt to the stockholders will need to be settled prior to finalization of this purchase agreement. To that extent, the stockholders expect to convert this debt into additional equity.

                eCOMeCOM.COM, INC. AND SUBSIDIARY, STAR DOT MARKETING, INC.
                           PROFORMA CONSOLIDATED BALANCE SHEET
                                       May 31, 1999

                                              eCom eCom        SDMI       Eliminations
                                             -----------    -----------   ------------    -----------

ASSETS

Cash and cash equivalents                    $   105,857    $     3,345    $         -    $   109,202
Accounts receivable                               19,155         64,194              -         83,349
Inventories                                      155,893        215,031              -        370,924
Prepaid expense and other current assets          15,749         11,219              -         26,968
Property and equipment                            97,263          8,343              -        105,606
Intangible assets                                 67,135              -              -         67,135
Deferred charges                                       -              -              -              -
Other assets                                       6,773              -              -          6,773
                                             -----------    -----------    -----------    -----------

  Total Assets                               $   467,825    $   302,132    $         -    $   769,957
                                             ===========    ===========    ===========    ===========

LIABILITIES

Accounts payable and accrued expenses        $   130,683    $    63,427    $        -     $   194,110
Current portion of accrued interest                5,937         94,931        94,931           5,937
Current portion of loans from stockholders             -        248,496       248,496               -
Current portion of notes payable                 100,000              -             -         100,000
Accrued interest, less current portion                 -              -             -               -
Loans from stockholders, less current portion    212,344              -             -         212,344
Notes payable, less current portion                7,295              -             -           7,295
                                             -----------    -----------    ----------     -----------

  Total Liabilities                              456,259        406,854       343,427         519,686
                                             -----------    -----------    ----------     -----------

STOCKHOLDERS' EQUITY

Common stock                                       1,288      1,230,000     1,229,932           1,356
Additional paid-in capital                       935,284         40,000    (1,478,428)      2,453,712
Accumulated deficit                             (920,006)    (1,374,722)      (94,931)     (2,199,797)
Treasury stock                                    (5,000)             -             -          (5,000)
                                             -----------    -----------    ----------     -----------

  Total Stockholders' Equity                      11,566       (104,722)     (343,427)        250,271
                                             -----------    -----------    ----------     -----------

Total Liabilities and Stockholders' Equity   $   467,825    $   302,132    $        -     $   769,957
                                             ===========    ===========    ==========     ===========


               eCOMeCOM.COM, INC. AND SUBSIDIARY, STAR DOT MARKETING, INC.
                           PROFORMA CONSOLIDATED BALANCE SHEET
                                      May 31, 1998


                                              eCom eCom        SDMI       Eliminations
                                             -----------    -----------   ------------    -----------
ASSETS

Cash and cash equivalents                    $    89,542     $    9,850    $         -    $    99,392
Accounts receivable                                7,315         89,878              -         97,193
Inventories                                       85,155        266,678              -        351,833
Prepaid expense and other current assets          34,580         13,333              -         47,913
Property and equipment                            70,980         21,749              -         92,729
Intangible assets                                 25,309              -              -         25,309
Deferred charges                                   2,818              -              -          2,818
Other assets                                       7,862              -              -          7,862
                                             -----------    -----------    -----------    -----------

  Total Assets                               $   323,561    $   401,488    $         -    $   725,049
                                             ===========    ===========    ===========    ===========

LIABILITIES

Accounts payable and accrued expenses        $   131,704    $    70,993    $         -    $   202,697
Current portion of accrued interest               10,600         27,727         27,727         10,600
Current portion of loans from stockholders             -      1,181,969      1,181,969              -
Current portion of notes payable                 130,214              -              -        130,214
Accrued interest, less current portion             1,314              -              -          1,314
Loans from stockholders, less current portion    101,600              -              -        101,600
Notes payable, less current portion               13,500              -              -         13,500
                                             -----------    -----------    -----------    -----------

  Total Liabilities                              388,932      1,280,689      1,209,696        459,925
                                             -----------    -----------    -----------    -----------

STOCKHOLDERS' EQUITY

Common stock                                       1,189        210,000       209,932           1,257
Additional paid-in capital                       484,361         40,000    (1,391,901)     1 ,916,262
Accumulated deficit                             (545,921)    (1,129,201)      (27,727)     (1,647,395)
Treasury stock                                    (5,000)             -             -          (5,000)
                                             -----------    -----------    -----------    -----------

  Total Stockholders' Equity                     (65,371)      (879,201)    (1,209,696)       265,124
                                             -----------    -----------    -----------    -----------

Total Liabilities and Stockholders' Equity   $   323,561    $   401,488    $         -    $   725,049
                                             ===========    ===========    ===========    ===========




            eCOMeCOM.COM, INC. AND SUBSIDIARY, STAR DOT MARKETING, INC.
                      PROFORMA CONSOLIDATED BALANCE SHEET
                              February 29, 2000


                                                  eCom eCom       SDMI     Eliminations
                                                ------------  -----------  ------------   -----------
                                                               C>
ASSETS

Cash                                            $     45,082  $     5,637   $         -   $    50,719
Accounts receivable                                   13,116       34,792             -        47,908
Inventories                                          360,107      216,710             -       576,817
Prepaid expense and other current assets              75,503        7,216             -        82,719
Property and equipment                               145,732        4,068             -       149,800
Intangible assets                                     51,335            -             -        51,335
Other assets                                           3,442        7,000             -        10,442
                                                ------------  -----------   -----------   -----------

  Total Assets                                  $    694,317  $   275,423   $         -   $   969,740
                                                ============  ===========   ===========   ===========

LIABILITIES

Accounts payable and accrued expenses           $    730,280  $    52,470   $         -    $  782,750
Current portion of accrued interest                   16,730            -             -        16,730
Current portion of loans from stockholders                 -      100,000             -       100,000
Current portion of notes payable                     100,000            -             -       100,000
Loans from stockholders, less current portion        576,032            -             -       576,032
Notes payable, less current portion                    7,295            -             -         7,295
                                                ------------  -----------   -----------   -----------

  Total Liabilities                                1,430,337      152,470             -      1,582,807
                                                ------------  -----------   -----------   -----------

STOCKHOLDERS' EQUITY

Common stock                                           1,388    1,659,927     1,659,859         1,456
Additional paid-in capital                         1,763,113       40,000    (1,564,928)    3,368,041
Accumulated deficit                               (2,495,521)  (1,576,974)      (94,931)   (3,977,564)
Treasury stock                                        (5,000)      -                  -        (5,000)
                                                ------------  -----------   -----------   -----------

  Total Stockholders' Equity                        (736,020)     122,953             -      (613,067)
                                                ------------  -----------   -----------   -----------

Total Liabilities and Stockholders' Equity      $    694,317  $   275,423   $         -   $   969,740
                                                ============  ===========   ===========   ===========


         eCOMeCOM.COM, INC. AND SUBSIDIARY, STAR DOT MARKETING, INC.
               PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     For the Year Ended May 31, 1999


                                              eCom eCom        SDMI       Eliminations
                                             -----------    -----------   ------------    -----------
Net Sales                                    $   228,613    $   542,003    $         -    $   770,616

Cost of Sales                                    148,344        233,682              -        382,026
                                             -----------    -----------    -----------    -----------

Gross Profit                                      80,269        308,321              -        388,590
                                             -----------    -----------    -----------    -----------
Operating Expenses
   Sales and marketing                           176,376        114,409              -        290,785
   Product development                            34,347              -              -         34,347
   General and administrative                    187,166        356,716              -        543,882
   Depreciation and amortization                  43,591         14,713              -         58,304
                                             -----------    -----------    -----------    -----------

      Total Operating Expenses                   441,480        485,838              -        927,318
                                             -----------    -----------    -----------    -----------

Loss From Operations                            (361,211)      (177,517)             -       (538,728)

Interest Expense                                  12,874         67,204         67,204         12,874
                                             -----------    -----------    -----------    -----------

Loss Before Taxes                               (374,085)      (244,721)       (67,204)      (551,602)

State Income Taxes                                     -            800              -            800
                                             -----------    -----------    -----------    -----------

Net Loss                                     $  (374,085)   $  (245,521)   $   (67,204)   $  (552,402)
                                             ===========    ===========    ===========    ===========

Net Loss Per Common Share                          (0.03)                                       (0.04)

Weighted Average Shares outstanding           12,233,142                                   12,908,142




               eCOMeCOM.COM, INC. AND SUBSIDIARY, STAR DOT MARKETING, INC.
                      PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
                             For the Year Ended May 31, 1998


                                              eCom eCom        SDMI       Eliminations
                                             -----------    -----------   ------------    -----------
Net Sales                                    $   149,582    $   599,218    $         -    $   748,800

Cost of Sales                                    100,988        306,922              -        407,910
                                             -----------    -----------    -----------    -----------

Gross Profit                                      48,594        292,296              -        340,890
                                             -----------    -----------    -----------    -----------
Operating Expenses
   Sales and marketing                            23,298        112,686              -        135,984
   Product development                                 -              -              -              -
   General and administrative                    122,455        450,043              -        572,498
   Depreciation and amortization                  28,378         13,964              -         42,342
                                             -----------    -----------    -----------    -----------

      Total Operating Expenses                   174,131        576,693              -        750,824
                                             -----------    -----------    -----------    -----------
Loss From Operations                            (125,537)      (284,397)             -       (409,934)

Interest Expense                                  17,514         27,727         27,727         17,514
                                             -----------    -----------    -----------    -----------

Loss Before Taxes                               (143,051)      (312,124)       (27,727)      (427,448)

State Income Taxes                                     -            800              -            800
                                             -----------    -----------    -----------    -----------

Net Loss                                     $  (143,051)   $  (312,924)   $   (27,727)   $  (428,248)
                                             ===========    ===========    ===========    ===========

Net Loss Per Common Share                          (0.02)                                       (0.05)

Weighted Average Shares outstanding            7,430,045                                    8,105,045



         eCOMeCOM.COM, INC. AND SUBSIDIARY, STAR DOT MARKETING, INC.
               PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
                For the Nine Months Ended February 29, 2000


                                                  eCom eCom       SDMI     Eliminations
                                                ------------  -----------  ------------   -----------
                                                               C>

Net Sales                                       $  1,379,444  $   304,480   $         -   $ 1,683,924

Cost of Sales                                      1,284,417      124,382             -     1,408,799
                                                ------------  -----------   -----------   -----------

Gross Profit                                          95,027      180,098             -       275,125
                                                ------------  -----------   -----------   -----------

Operating Expenses
  Sales and marketing                                651,595       68,190             -       719,785
  Product development                                421,154            -             -       421,154
  General and administrative                         538,068      311,092             -       849,160
  Depreciation and amortization                       48,931        5,071             -        54,002
                                                ------------  -----------   -----------   -----------

     Total Operating Expenses                      1,659,748      384,353             -     2,044,101
                                                ------------  -----------   -----------   -----------

Loss From Operations                              (1,564,721)    (204,255)            -    (1,768,976)

Interest Expense                                      10,793            -             -        10,793
                                                ------------  -----------   -----------   -----------

Loss Before Taxes                                 (1,575,514)    (204,255)            -    (1,779,769)

State Income Taxes                                         -            -             -             -
                                                ------------  -----------   -----------   -----------

Net Loss                                        $ (1,575,514) $  (204,255)  $         -   $(1,779,769)
                                                ============  ===========   ===========   ===========

Net Loss Per Common Share                              (0.12)                                   (0.13)

Weighted Average Shares outstanding               13,242,500                               13,917,500



eCOMeCOM.COM, INC. AND SUBSIDIARY, STAR DOT MARKETING, INC.
PROFORMA CONSOLIDATED NOTES TO FINANCIAL STATEMENTS


NOTE 1 - BUSINESS COMBINATION

The Company is negotiating the purchase of Star Dot Marketing, Inc. (SDMI). The transaction is expected to be recorded as a pooling of interest. The Company will exchange 675,000 shares of its $.0001 par value common stock for all of the outstanding shares of SDMI.

SDMI is a turn-key provider of a complete line of guaranteed authentic, hand-signed sports memorabilia and other related sports products. SDMI specializes in product design and creation, with a particular emphasis on presentation concepts, including unique layouts, customized display cases, personalized engraving and matting and framing. Products are marketed and sold domestically and internationally under the trademarks and trade names "Treasures of Sports" and "Treasures of the Diamond."

SDMI's primary distribution and sales strategy to date has centered on the development of joint sales agreements with professional sports franchises. Key pro team clients include the San Francisco Giants, Los Angeles Dodgers, Detroit Tigers and Baltimore Orioles of Major League Baseball and the Golden State Warrior and Detroit Pistons of the National Basketball Association. SDMI has also forged a vital client relationship with ARAMARK, one of the nation's largest sports arena and stadium concessionaires, offering product for sale at Oriole Park at Camden Yards - home field of the Baltimore Orioles
- and at the Pittsburgh Civic Arena - home ice for the Pittsburgh Penguins.

SDMI offers the same range of products through the national service organization, Les Concierges, and wholesales to a limited but growing number of local and regional retailers.

Most recently, SDMI began creating specialty products for corporations and businesses to use as corporate gifts, awards, premiums and employee incentives. Products signed by the world's greatest athletes are merged into unique design and display concepts and can be made to incorporate company names, logos and slogans to create "branded impressions" that are treasured by recipients and proudly displayed in the home or office.

SDMI works directly with professional athletes, their respective agents and select number of promoters to obtain only guaranteed authentic signatures and products. All products are backed by a money-back guarantee.

SDMI has created a unique product marketing and tracking system to ensure the authenticity and integrity of each and every product it offers and is hopeful to introduce and process and the technology supporting it within the calendar year 2000.

NOTE 2 - BASIS OF PRESENTATION

The Company's unaudited proforma consolidated financial statements have been prepared in accordance with generally accepted accounting principles for proforma financial information and pursuant to the instructions to Form S-1 and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accrual adjustments, considered necessary for a fair presentation have been included. Proforma operating results for the six month period ended November 30, 1999 and for the years ended May 31, 1999 and 1998 are not necessarily indicative of the results that may be expected for the year ended May 31, 2000.

These financial statements and notes should be read in conjunction with the Company's audited financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended May 31, 1999.

                            Back Cover Page


No person is authorized in connection with the Offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information and representation must not be relied upon as having been authorized by eCom or its officers. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implications that information contained herein is correct as of any date subsequent to the date hereof.


                            TABLE OF CONTENTS

                                                        Page

     Prospectus Summary ................................   3
     Risk Factors ......................................   4
     Business of the Company ...........................  16
     The Investment Agreement ..........................  24
     Use of Proceeds ...................................  27
     Dilution ..........................................  27
     Selected Financial Information ....................  27
     Management's Discussion and Analysis ............... 27
     Management ........................................  34
     Executive Compensation ............................  36
     Description of Indemnification of
        Officers and Directors .........................  36
     Related Party Transactions ........................  37
     Principal Holders of Common Shares ................  40
     Description of Securities .........................  41
     Plan of Distribution ..............................  43
     Experts and Counsel ...............................  45
     Additional Information ............................  45
     Financial Statements .............................. F-1

                              PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     The expenses of the Offering are estimated as follows:



                   Attorneys Fees                $ 20,000
                   Accountants Fees              $ 10,000
                   Registration Fees             $  2,909
                   Printing                      $ 10,000
                   Advertising                   $      0
                   Other Expenses                $  1,500
                                                 --------
                          TOTAL                  $ 44,909
                                                 ========

Item 14.  Indemnification of Directors and Officers.

     The Company's by-laws provide for indemnification of officers, directors or Company agents against legal expenses, judgments, fines, settlements and other amounts reasonably incurred by such person after having been made or threatened to be made a party to legal action. Payment of such amounts may also be made in advance if expenses are likely to be incurred by officers, directors or agents in defense of any such action.

     The extent, amount and eligibility for the indemnification provided will be determined by the Board of Directors. These indemnifications will be made by a majority vote of a quorum of directors, including any director who is a party to such action, suit, or proceeding or by the shareholders by a majority vote of a quorum of shareholders including any shareholder who is a party to such action, suit or proceeding.

     The corporation is further authorized by the Bylaws to purchase insurance for indemnification of any person as provided by the Bylaws and to the extent provided by Florida law.

     Florida Statutes Section 607.0850 authorizes indemnification of officers, directors, employees and agents in instances constituting: (1) certain violations of criminal law which the person did not know were illegal, or (2) actions taken in good faith by persons which were intended to be in the best interests of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Unregistered Securities Issued or Sold Within One Year.

     eCom eCom.com, Inc. issued 7,465,500 unregistered common shares of its stock during the past three years. The Company issued such shares to the following persons in the amounts shown in the table below for the consideration as noted:

Date       Holder            Number of Shares      Consideration
----       ------            ----------------      -------------

2/6/98     Employees
           and Independent      2,099,400          Services rendered
           Contractors

           Private investor     1,000,000          Purchase of Assets


4/16/98    Employees
           and Independent      1,810,000          Services rendered
           Contractors

6/18/98    Independent
           Contractors             40,000          Services rendered

7/29/98    Private Investor       250,000          $120,500

           Independent
           Contractors              5,000          Services rendered

12/14/98   Private Party          100,000          Marketing rights

           Independent
           Contractors             10,000          Services rendered

1/12/99    Private Investor       300,000          $20,000

           Private party           80,000          Toll free phone number

1/22/99    Employees
           and Independent         90,000          Services rendered
           Contractors

2/17/99    Employees               25,000          Services rendered

           Private investor       150,000          $75,000

3/4/99     Private investor       234,000          $89,780

           Private investor        25,000          Services rendered

5/18/99    Employees
           and Independent        200,000          Services rendered
           Contractors

           Amex                    45,000          Exchange for debt

12/22/99   Landlord                17,600          Office rent

           Employees
           and Independent         35,000          Professional fees
           Contractors

           Private investor       625,000          $480,000

1/27/00    Employees and
           Independent             21,000          Services rendered
           Contractors

           Independent
           Vendor                  80,000          Software license

3/16/00    Independent
           Vendor                  23,500          Product Advertising

           Employees and
           Independent            200,000          Services rendered
           Contractors

     The Issuer claims exemption from registration of these securities under the Securities Act of 1933 by reason of Section 4 (2) thereof. The Issuer also claims exemption from registration in the State of Florida by reason of Florida Statutes, Section 517.061.

Item 16.  Index to Exhibits.

Exhibit
No.       Description
-------   -----------

3.0       Articles of Incorporation (1)

3.1       By-laws (1)


5.0       Opinion of Krys, Boyle, Freedman & Sawyer, P.C. (5)


10.1      Investment Agreement between the registrant and Swartz
          Private Capital, LLC (2)

10.2 Amended and Restated Investment Agreement between the registrant and Swartz Private Capital, LLC (3)

10.3 Stock Exchange Agreement between the registrant and Star Dot Marketing, Inc. (4)


10.4 Amended and Restated Investment Agreement between the registrant and Swartz Private Capital, Inc. (5)

21        Subsidiaries of the registrant (5)


23.1      Consent of Hafer & Gilmer, CPA*

23.2      Consent of Hood & Strong LLP, CPA*


23.3      Consent of Krys Boyle Golz Freedman & Sawyer, P.C. (5)


________________________

(1) Included as an Exhibit to the Form SB-1 Registration Statement filed on September 6, 1995.

(2)  Included as an Exhibit to the Form 8-K filed on May 26, 1999.

(3) Included as an Exhibit to the Form 10-KSB for the fiscal year ended May 31, 1999.

(4)  Included as an Exhibit to the Form 8-K filed on February 17, 2000.


(5)  Included as an Exhibit to the Form S-1 filed on April 10, 2000.


*    Filed herewith

Item 17.  Undertakings.

     The Company on behalf of itself hereby undertakes and commits as follows:

A. 1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act.

         (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

         (iii) Include any additional or changed material information on the plan of distribution.

     2. For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C. The Issuer will, for determining any liabilities under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Issuer under Rule 424 (b) (1), or (4) or 497
(h), under the Securities Act (Sections 230.424(b)(1),4 or 230.497(h)) as part of this Registration Statement as of the time the Commission declared it effective.

     The Issuer will also, for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens and State of Florida on the 20th day of April, 2000.

                              ECOM ECOM.COM, INC.


                              By: /s/ David J. Panaia
                                  David J. Panaia, Chairman of the
                                   Board, Chief Executive Officer
                                   and Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

    Signatures                     Title                      Date



/s/David J. Panaia             Chief Executive               4/20/00
David J. Panaia                Officer, Chairman
                               of the Board, Treasurer
                               and Director

/s/ Thomas DeRita, Jr.         Secretary and                 4/20/00
Thomas DeRita, Jr.             Director



/s/ Gerald V. Bergman          Director
Gerald V. Bergman



/s/ Elling J. Myklebust        Director                      4/20/00
Elling J. Myklebust